EXHIBIT 99.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                                )        Chapter 11
                                      )
COMDISCO, INC.                        )        (Jointly Administered)
et al.,                               )
                  Debtors.            )        Case No.  01-24795



     DISCLOSURE STATEMENT WITH RESPECT TO THE JOINT PLAN OF REORGANIZATION OF COMDISCO, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION



                                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                                                   John Wm. Butler, Jr.
                                                   George N. Panagakis
                                                   Felicia Gerber Perlman
                                                   333 West Wacker Drive
                                                   Chicago, Illinois  60606-1285
                                                   (312) 407-0700

                                Attorneys for Debtors and Debtors in Possession
                                                           Dated: April 26, 2002


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                                                             DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION OF COMDISCO, INC. AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND
REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS AND EQUITY HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF COMDISCO, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, COMDISCO, INC. OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES.

         NONE OF THE COMDISCO AFFILIATES LOCATED OUTSIDE OF THE UNITED STATES HAVE COMMENCED CHAPTER 11 CASES OR SIMILAR PROCEEDINGS IN ANY OTHER JURISDICTIONS, ARE NOT AFFECTED BY THE CHAPTER 11 CASES AND CONTINUE TO OPERATE THEIR BUSINESSES OUTSIDE OF BANKRUPTCY.


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                                                           SUMMARY OF PLAN

         The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Joint Plan of Reorganization of Comdisco, Inc. and Its Affiliated Debtors and Debtors in Possession (the "Plan"). All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by Comdisco, Inc. ("Comdisco" or the "Company") and fifty of its domestic subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession (collectively, the "Debtors") as filed on April, 15, 2002, with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). Certain provisions of the Plan, and thus the descriptions and summaries contained herein, are the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified. Such modifications, however, will not have a material effect on the distributions contemplated by the Plan.

A.       Business Overview

         Comdisco provided global technology services to its customers to help maximize their technology functionality, predictability and availability, while freeing them from the complexity of managing their technology. The Company offered leasing to key vertical industries, including semiconductor manufacturing and electronic assembly, healthcare, telecommunications, pharmaceutical, biotechnology and manufacturing. Comdisco also provided equipment leasing and other financing and services to venture capital-backed companies. The Company's operations are currently conducted through its principal office in Rosemont, Illinois, and approximately 35 locations in the United States, Canada and additional locations in Europe and the Pacific Rim. For the fiscal year ended September 30, 2001, the Company had consolidated net revenues of approximately $2.7 billion and administered assets of $6.1 billion.

         Prior to filing for chapter 11 protection and the commencement of these cases (the "Chapter 11 Cases"), the Company's product offering was divided along three primary business lines: (1) technology services ("Availability Solutions"), which included continuity services, storage services, Web services, network services, desktop management services (marketed under the Company's IT CAP Solutions brand name) and software tools to support these areas; (2) global leasing ("Leasing"), which included the leasing and remarketing of distributed systems, such as PCs, servers, workstations and routers, communications equipment, equipment leasing and technology life-cycle management services; and
(3) venture financing, referred to as Comdisco Ventures group, which provided venture leases, venture debt and direct equity financing to venture capital-backed companies ("Ventures").

         The primary events leading to the chapter 11 filings were (a) significant cash losses due to the February, 1999 acquisition of Prism Communication Services, Inc. ("Prism"), a provider of dedicated high-speed connectivity, (b) a market downturn in the technology and Internet-based sectors resulting in a substantial decrease in the revenues of the Ventures group, and
(c) the resulting downgrading of the Company's debt ratings to below


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investment  grade  causing the Company to lose  access to the  commercial  paper market and forcing the Company to borrow the remaining availability under the Prepetition Credit Agreements in April 2001. Additionally, the Company's debt structure involved relatively short-term debt maturities over the next several years and longer-term lease and financing obligations associated with their principal business products. Accordingly, although the Debtors' operations typically generated sufficient cash to meet their working capital needs, without access to the commercial paper market, the Debtors could not generate sufficient cash to retire all of the debt maturities scheduled to be repaid during 2001 and 2002. As a result of these events, the Debtors retained financial advisors to evaluate the strategic alternatives regarding the Debtors' business operations. The Debtors concluded that the commencement of these Chapter 11 Cases was in the best interests of all stakeholders.

         As set forth herein, Comdisco, at the beginning of these Chapter 11 Cases, filed a motion seeking approval of the sale of the Availability Solution business pursuant to a Bankruptcy Court approved bidding process. In addition, Comdisco sought Bankruptcy Court approval of bidding procedures for an evaluative auction process for the Company's Leasing business. As a result of these sale processes, the Debtors have closed the sale of their Availability Solution business to SunGard for $835 million, including working capital adjustments. In addition, the Debtors have obtained Bankruptcy Court approval for the sale of the Electronics, Laboratory and Scientific and Healthcare segments of the Debtors' Leasing business in the aggregate amount of approximately $830 million, including the assumption of approximately $250 million of secured debt.

B.       General Structure of the Plan

         Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of the Estates that comprise the Comdisco Debtors and the Estates that comprise the Prism Debtors. The Plan does not provide for the substantive consolidation of the Comdisco Debtors and the Prism Debtors. Therefore, the Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Comdisco Debtors and the Prism Debtors, respectively. See
Section VIII.B for a discussion of Intercompany Claims and the proposed substantive consolidation of the Estates that comprise the Comdisco Debtors and that comprise the Prism Debtors.

         After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors' creditors will be maximized by the orderly run off of Comdisco's assets and the liquidation of the remaining assets of Prism.

         With respect to the Comdisco Debtors, the Debtors believe that their core businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the liquidation analysis prepared by the Debtors' financial advisors and the valuation prepared by Rothschild Inc. ("Rothschild") in March, 2002, and other analyses prepared by the Debtors with the assistance of their financial advisors, the Debtors believe that the value of the Estates of the Comdisco Debtors is greater in the proposed run off than in a liquidation.

         With respect to Prism, which is liquidating under the Plan, the Debtors believe that its orderly liquidation will result in greater recovery to its creditors than would be realized if Prism was liquidated under Chapter 7 of the Bankruptcy Code.


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         Set forth  below is a brief  summary  of the Plan with  respect  to the
Comdisco Debtors and the Plan with respect to the Prism Debtors.

         1.       Comdisco Debtors

         As of the Effective Date, Reorganized Comdisco will be the ultimate parent of the Comdisco Debtors. As set forth in more detail in Section VIII.D., Reorganized Comdisco will have two wholly owned direct subsidiaries, New Leasing Company and New Europe Holding Company. In addition, New Leasing Company will be the direct Parent of New Ventures Company.

         Pursuant to the Plan, holders of Allowed General Unsecured Claims against the Comdisco Debtors will receive their Pro Rata share of the Net Available Comdisco Cash, which is the net Cash remaining after funding the Cash Reserve with Cash sufficient to pay all Secured, Administrative, Priority Tax, and Other Priority Claims and to make all other payments to be made pursuant to the Plan and funding an initial Operating Reserve to fund the operations of Reorganized Comdisco and the New Subsidiary Companies. In addition, holders of Allowed General Unsecured Claims will receive their Pro Rata share of (i) Net Available Comdisco Cash; (ii) the New Senior Notes; (iii) the New PIK Notes;
(iv) the Trust Assets; and (v) the New Common Stock. The New Senior Notes will have a face amount of $400 million, an interest rate of the three month LIBOR plus 3.00% and a maturity of eighteen months. The New PIK Notes will have a face amount of $500 million, an interest rate of 11% and a maturity of three years.

         The Trust Assets include recoveries from the SIP Subrogation Claims. Pursuant to the Plan, Reorganized Comdisco will establish the Litigation Trust to pursue the SIP Subrogation Claims. The SIP Subrogation Claims are based on obligations owed pursuant to the SIP and the SIP Guarantee Agreement. The SIP is a Shared Investment Plan wherein 106 senior managers took out approximately $109 million in full recourse, personal loans to purchase over six million shares of Old Common Stock. Pursuant to the SIP Guarantee Agreement, Comdisco guaranteed repayment of the loans. To the extent that Comdisco makes any payments under the SIP Guarantee Agreement, Comdisco is subrogated to the rights of the banks and may seek to collect amounts paid on behalf of the SIP Participants from the respective SIP Participants.

         As more fully described in Section VII.H, in exchange for prompt payment, a waiver of Claims and Sip- related interests and other consideration, Comdisco will discount reimbursement of 20% of a SIP Participant's SIP Subrogation Claim as to employees who were terminated prior to the Petition Date, 40% of a SIP Participant's SIP Subrogation Claim as to employees who were terminated during the Chapter 11 Cases and 60% or 80% of a SIP Participant's subrogation liability as to employees who remain employed by Reorganized Comdisco following emergence from these Chapter 11 Cases.

         Holders of General Unsecured Convenience Claims, which are General Unsecured Claims up to $15,000, shall receive Cash in an amount equal to 87% of their General Unsecured Convenience Claim. Holders of General Unsecured Convenience Claims may elect, by so designating on their Ballots, to receive the same treatment as holders of General Unsecured Claims. In addition, Holders of Allowed General Unsecured Claims in excess of $15,000 may elect, by so designating on their Ballots, to reduce all of their Claims to a single Claim in the amount of $15,000 and to have that Claim treated as a General Unsecured Convenience Claim.



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         If Holders of Claims and  Interests in Class C-5, and Claims in Classes
C-3 and C-4 vote to accept the Plan, then Holders of Allowed Comdisco Interests and Allowed Subordinated Claims in Class C-5 will receive their Pro Rata share of the Contingent Equity Distribution. If any of Classes C-3, C-4 or C-5 do not vote to accept the Plan, the holders of Claims and Interests in Class C-5 shall receive or retain no property under the Plan on account of such Claims or Interests. The Contingent Equity Distribution is a payment obligation or warrants to be issued to holders of Old Equity and Subordinated Claims contingent upon (i) Classes C-3, C-4 and C-5 voting to accept the Plan and (ii) recoveries to holders of General Unsecured Claims on a net present value basis as of the Effective Date. The Contingent Equity Distribution will provide for increasing, graduated distributions as higher recoveries to holders of General Unsecured Claims are achieved. Specifically, the Contingent Equity Distribution will provide that when the net present value of the recovery to holders of General Unsecured Claims reaches 85%, holders of Claims and Interests in Class C-5 will receive 2% of any subsequent distributions until holders of General Unsecured Claims have received a recovery of 91% on a net present value basis as of the Effective Date. After holders of General Unsecured Claims have received a recovery of 91% until they have received a recovery of 95%, holders of Claims and Interests in Class C-5 will receive 7% of any subsequent distributions. Holders of Claims and Interests in Class C-5 will receive 17% of any subsequent distributions once holders of General Unsecured Claims have received a 95% recovery until the holders of such Claims have received a 100% recovery. After the holders of General Unsecured Claims have received a 100% recovery, holders of Claims and Interests in Class C-5 will receive 32% of any subsequent distributions.

         While the Debtors throughout these cases have stated that the value of the Comdisco Old Equity was highly speculative, as set forth in the Analysis of Assets and Liabilities attached as Appendix E to this Disclosure Statement, the Debtors have concluded that there is no value for the Old Equity. Nevertheless, as a result of the high distribution to be received by holders of Allowed General Unsecured Claims, and in an attempt to avoid unnecessary litigation and reach a consensual resolution to these Chapter 11 Cases, the Debtors have determined that offering the above distribution is appropriate. Accordingly, the distribution set forth above will be given to holders of Subordinated Claims and Interests in Class C-5 only if holders of Claims and Interests in Class C-5 and holders of Claims in Classes C-3 and C-4 vote to accept the Plan. If any of these Classes do not vote to accept the Plan, then holders of Claims and Interests in Class C-5 will not receive or retain any property on account of their Claims and Interests under the Plan.

         2.       Prism Debtors

         Prior to the Petition Date, the Prism Debtors had ceased their operations and begun to liquidate their assets. The Prism Debtors have continued to liquidate their assets during these Chapter 11 Cases and should conclude this liquidation shortly after the Effective Date.

         Comdisco has two Intercompany Claims against Prism. Prism, on March 10, 1999, entered into an unsecured revolving loan agreement with Comdisco. Pursuant to this agreement, Prism borrowed approximately $486 million from Comdisco. The approximately $486 million plus interest outstanding under this agreement is the Comdisco/Prism Intercompany General Unsecured Loan. In addition, Comdisco made a loan to Prism secured by substantially all of the assets of Prism. The balance outstanding under this loan is approximately $46 million.

         The value of the assets of Prism is approximately $13 million. Therefore, if Comdisco were to receive full payment for the Comdisco/Prism Secured Intercompany Claim, no other creditors of Prism would receive a


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distribution  under  the  Plan.  Further,  the  estimated  total of the  General
Unsecured Claims against Prism, including the approximately $486 million claim of Comdisco, is approximately $549 million. Therefore, even if Comdisco were not to assert the Comdisco/Prism Intercompany Secured Claim, if Comdisco was to receive its Pro Rata share of the distribution to holders of General Unsecured Claims against Prism, the distribution to the remaining holders of General Unsecured Claims against Prism would be significantly reduced. Therefore, the Prism Debtors propose the following: If the holders of Class P-3 General Unsecured Claims against Prism vote to accept the Plan, then Comdisco will agree to reclassify its Comdisco/Prism Intercompany Secured Claim to a Class P-3 General Unsecured Claim. In addition, Comdisco will agree that it will limit its recovery on account of its Comdisco/Prism Intercompany General Unsecured Claim and its Comdisco/Prism Intercompany Secured Claim to one-third (1/3) of the total distribution to holders of Class P-3 General Unsecured Claims plus the equity of Reorganized Prism. If the holders of Class P-3 General Unsecured Claims do not vote to accept the Plan, Comdisco will assert the full amount of both its Comdisco/Prism Intercompany Unsecured Claim and the Comdisco/Prism Intercompany Secured Claim.

D.       Summary of Treatment of Claims and Interests Under the Plan

         The Plan constitutes a separate plan of reorganization for the Comdisco Debtors and the Prism Debtors. Accordingly, the Plan contains separate classes for the Claims and Interests of the Comdisco Debtors and the Prism Debtors. As contemplated by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified. See Article II for a summary of the treatment proposed under the Plan for Administrative Claims and Priority Tax Claims.

         The estimated amount of Administrative Claims to be incurred during the Chapter 11 Cases (including accrued but unpaid professional fees and estimated payments for cure amounts with respect to assumed contracts and leases) is estimated to be $189 million against the Comdisco Debtors. Other than Professional fees there have been no significant Administrative Claims against the Prism Debtors. The estimated amount of Priority Tax Claims is $30 million against the Comdisco Debtors. There have been no significant priority claims filed against the Prism Debtors.

         The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under Article III.

         The table below also sets forth the Debtors' estimates of the amount of Claims that will ultimately become allowed in each Class based upon review by the Debtors of all Claims scheduled by and filed against the Debtors and consideration of the provisions of the Plan that affect the allowance of certain Claims. The table below includes an estimated percentage recovery for holders of Claims in each Class. For purposes of estimating the percentage recoveries for holders of Claims in certain classes as set forth below, the enterprise value of the Debtors is between $1,984,200,000 and $1,782,500,000 inclusive of the New Common Stock assumed to be valued at between $642 million and $440 million in the aggregate. The estimated percentage recovery to holders of Claims in Class C-4 is based upon New Common Stock valued at $486 million. See Section XII.E. Based on these values, the Debtors and their financial advisors believe that the recovery to holders of Class C-4 Claims will be between 84% and 89% with an estimated recovery of 87%. The Debtors estimate that more than half of the recovery to holders of General Unsecured Claims will come from an initial Cash distribution and the remainder will come from the New Senior Notes, the New PIK Notes and the New Common Stock.


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         The Debtors' financial advisor, Rothschild, valued the New Common Stock based, in part, on information and financial projections provided by the Debtors. The foregoing valuation assumptions include, among other things, an assumption that the results projected for the Reorganized Debtors will be achieved in all material respects. No assurance can be given that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative. The valuation assumptions also consider, among other matters, (i) market valuation information concerning
certain  publicly  traded   securities  of  certain  other  companies  that  are
considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as were deemed necessary or appropriate. The Debtors and Rothschild believe these valuation assumptions are reasonable.

         The foregoing valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock or any other securities. Such securities may trade at substantially higher or lower prices or not at all because of a number of factors, including those discussed in Article
IX. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

         The Debtors have engaged in an active review of all Scheduled and filed Claims to estimate the total Claims outstanding. While there were approximately $10.6 billion in Claims filed or Scheduled against the Comdisco Debtors, approximately $1.9 billion of these Claims were withdrawn or amended and superceded. In addition, another approximately $2.6 billion were expunged pursuant to the Debtors' first omnibus Claims objection. Therefore, there are approximately $6.1 billion in claims remaining against the Comdisco Debtors. Of these remaining Claims, the Debtors believe that certain of these Claims were filed significantly in excess of their actual value. Accordingly, to estimate the distribution to creditors the Debtors have analyzed their books and records to determine what the Debtors believe is a reasonable range for these Claims. As a result of this analysis, the Debtors believe the General Unsecured Claims against Comdisco will be approximately $4.2 billion.

         For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class. In addition, the Plan provides for certain distribution reserves to be established with respect to Disputed Claims. As a result, the process of distributing all of the property to be distributed to holders of Claims under the Plan will be completed over time.


I.  Comdisco

Class Description                  Treatment Under Plan
Class C-1                          The legal, equitable and contractual rights
Secured Claims                     of the holders of Allowed Secured Claims
                                   against Comdisco, if any, are unaltered
                                   by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which such Secured Claim becomes an Allowed Secured
                                   Claim,  each  holder  of an  Allowed  Secured
                                   Claim against Comdisco shall, in full


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I.  Comdisco

Class Description

                                   satisfaction,esettlement and release of, and in exchange for, such Allowed Secured Claim, at the election of Comdisco or the Reorganized Debtors, either (x) have its claim Reinstated or (y) receive (1) Cash equal to the amount of such Allowed Secured Claim or (2) such other treatment that will not impair the holder of such Allowed Secured Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Secured Claim that is not an Allowed Claim on the Effective Date, including any Secured Claim not due and owing on the Effective Date will be paid in accordance with this paragraph if and when such Claim becomes
                                   Allowed and is due and owing. Any default that existed with respect to any Secured Claim immediately prior to the Petition Date shall be deemed cured upon the Effective Date. Class C-1 Claims are unimpaired and as such are not entitled to vote on the Plan.

                                   Estimated Amount of Claims:      $151,516,244
                                   Estimated Percentage Recovery:           100%

Class C-2
Other Priority Claims
                                   The legal and equitable rights of the holders of Other Priority Claims against Comdisco are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of
                                   (i) the Effective Date, or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of Comdisco or the Reorganized Debtors, (x) Cash equal to the amount of such Allowed Other Priority Claim or (y) such other treatment that will not impair the holder of such Allowed Other Priority Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Other Priority Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date. Class C-2 Claims are unimpaired and as such are not entitled to vote on the Plan.
                                   Estimated Amount of Claims: $35,000,000 Estimated Percentage Recovery: 100%

I.  Comdisco

Class Description

                                   On, or as soonr as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim, each holder of an Allowed General Unsecured Convenience Claim against Comdisco shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed General Unsecured Convenience Claim, at the election of Comdisco, (x) Cash in an amount equal to 87% of such Allowed General Unsecured Convenience Claim or (y) the same treatment as is afforded to holders of Allowed Class C-4 General Unsecured Claims against Comdisco if the holder of such General Unsecured Convenience Claim makes an irrevocable written election made on a validly executed and timely delivered ballot. If such election is made, the holder of such General Unsecured Convenience Claim shall be deemed a holder of a General Unsecured Claim for all purposes (including voting and distribution). Holders of claims in excess of $15,000 may make an irrevocable written election made on a validly executed and timely delivered ballot to reduce all of such holders' General Unsecured Claims to $15,000 in the aggregate and then have such reduced single claim reclassified as a General Unsecured Convenience Claim for all purposes (including voting and distribution). Class C-3 Claims are impaired, and as such are entitled to vote on the Plan.
                                   Estimated Amount of Claims:        $2,925,497
                                   Estimated Percentage Recovery:            87%

I.  Comdisco
 .  Comdisco
Class Description                  Treatment Under Plan
Class C-4

                                   On the Effective Date, or as soon thereafter as is reasonably General Unsecured practicable, the Disbursing Agent shall receive on behalf of each Claims holder of an Allowed General Unsecured Claim against Comdisco receive, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every General
                                   Unsecured Claim against Comdisco, its Pro Rata share of (i) the Net Available Comdisco Cash, (ii) the New Senior Notes; (iii) the New PIK Notes, (iv) the Trust Assets and (v) the New Common Stock to be distributed Pro Rata by the Disbursing Agent to holders of Allowed General Unsecured Claims against Comdisco, at such times and in the manner provided in the Plan. In addition, on each Quarterly Distribution Date, each holder of an Allowed General Unsecured Claim against Comdisco shall receive its Pro Rata Share of the (i) Net Available Comdisco Cash, (ii) the New Senior Notes, (iii) the New PIK Notes,
                                   (iv) the Trust Assets and (v) the New Common Stock held in the Supplemental Distribution Account, provided, however, that the Disbursing Agent shall not be required to make any such distribution on the Quarterly Distribution Date if, in the Disbursing Agent's sole discretion, the value of the property in the Supplemental Distribution Account is insufficient. Class C-4 Claims are impaired, and as such are entitled to vote on the Plan.
                                   Estimated Amount of Claims:    $4,057,319,503
                                   Estimated Percentage Recovery:            87%
Class C-5

                                   On the Effective Date, or as soon thereafter as is reasonable and Interests and practicable, each holder of an Allowed Comdisco Interest or an Subordinated Claims Allowed Subordinated Claim shall receive (i) if Classes C-3, C-4 and C-5 vote to accept the Plan such holder's Pro Rata share of the Contingent Equity Distribution or (ii) if Class C-3, C-4 or C-5 does not vote to accept the Plan, then the holders of Claims and
                                   Interests in Class C-5 shall receive or retain no property under the Plan on account of such Claims or Interests. In addition, on each Quarterly Distribution Date, each holder of an Allowed Interest in or Subordinated Claim against Comdisco shall receive its Pro Rata Share of the Contingent Equity Distribution held in the Supplemental Distribution Account, provided, however, that the Disbursing Agent shall not be required to make any such distribution on the Quarterly Distribution Date if, in the Disbursing Agent's sole discretion, the value of the property in the

I.  Comdisco

Class Description

                                   Supplemental Distribution Account is insufficient. Class C-5 is impaired and as such is entitled to vote on the Plan. On the Effective Date all of the Comdisco Interests shall be cancelled. Estimated Percentage
                                   Recovery: The Debtors believe that the value of any Equity distribution is uncertain.



II.  Prism

Class Description                  Treatment Under Plan

                                   Class P-1 If the holders of Class P-3 General Unsecured Claims against Secured Claims Prism vote to accept the Plan, then the holders of Secured Claims against Prism will receive (i) Cash equal to the Allowed Amount of such Allowed Secured Claim or (ii) such other treatment that will not impair the holder of such Allowed Secured Claim pursuant to
                                   Section   1124   of  the   Bankruptcy   Code;
                                   provided, however, that Comdisco will not receive any distribution as a holder of a Secured Claim on account of the Comdisco/Prism Intercompany Secured Claim, but will release its security interest and agree to reclassify its claim as a Class P-3 General Unsecured Claim. If the holders of Class P-3 General Unsecured Claims against Prism vote against the Plan then the Comdisco/Prism Intercompany Secured Claim shall remain a Class P-1 Secured Claim and shall receive Cash equal to the Allowed amount of the Comdisco/Prism Intercompany Secured Claim. Class P-1 Claims are unimpaired and as such are not entitled to vote on the Plan.
                                   Estimated Amount of Claims:       $45,748,777
                                   Estimated Percentage Recovery
                                   if Class P-3 votes in favor of
                                   the Plan:                                100%
                                   Estimated Percentage Recovery
                                   if Class P-3 votes against
                                   the Plan:            All holders of Class P-1
                                                        Secured Claims other
                                                        than Comdisco will
                                                        receive 100% of the
                                                        Allowed Amount of

II.  Prism
 I.  Prism
Class Description                  Treatment Under Plan

                                                       such Secured Claim,
                                                       and Comdisco will
                                                       receive any remaining
                                                       available Cash to the
                                                       extent of its Allowed
                                                       Secured Claim
Class P-2
Other Priority Claims
                                   The legal and equitable rights of the holders of Other Priority Claims, if any, against Prism are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or the Reorganized Debtors, (x) Cash equal to the amount of such Allowed Other Priority Claim or (y) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Other Priority Claim not due and owing on the Effective Date will be paid if and when such Claim becomes Allowed and is due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date. Class P-2 Claims are unimpaired and as such are not entitled to vote on the Plan.
                                   Estimated Amount of Claims:           $13,707
                                   Estimated Percentage Recovery            100%

Class P-3

                                   On the Effective Date, or as soon thereafter as practicable, General Unsecured each holder of an Allowed General Unsecured Claim against Claims Prism shall receive their Pro Rata share of the Net Available Prism Cash, provided, however, that if the holders of Class General Unsecured Claims against Prism vote to accept the Plan, then Comdisco shall agree to limit its recovery on account of the Comdisco/Prism Intercompany General Unsecured Claim and the Comdisco/Prism Intercompany Secured Claims to (i) one-third (1/3) of the distribution to all holders of Class P-3 General Unsecured Claims against Prism

II.  Prism

Class Description


                                   Estimated Amount of Claims (excluding the Comdisco/Prism Intercompany Secured Claims):
                                                                    $548,661,772
                                   Estimated Percentage Third Party
                                   Recovery, if Class P-3 Votes in Favor
                                   of the Plan:                              13%
                                   Estimated Percentage Comdisco
                                   Recovery if Class P-3 Votes in Favor
                                   of the Plan:                               1%
                                   Estimated Percentage Recovery if
                                   Class P-3 Votes Against the Plan:          0%
Class P-4
Interests
                                   On the Effective Date, the Old Common Stock of Prism and all other Interests in Prism will be cancelled and the holders thereof shall not receive or retain any distribution on account of such Interests. Class P-4 is impaired, but pursuant to 1126(a) is not entitled to vote on the Plan.
                                   Estimated Percentage Recovery:             0%

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN, AS APPLICABLE, EACH OF THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                                                          TABLE OF CONTENTS

                                                                                                                                PAGE

I.  INTRODUCTION...................................................................................................................1

II.  PLAN VOTING INSTRUCTIONS AND PROCEDURES.......................................................................................2
      A.       Definitions.........................................................................................................2
      B.       Notice to Holders of Claims.........................................................................................3
      C.       Solicitation Package................................................................................................3
      D.       Voting Procedures, Ballots and Voting Deadline......................................................................3
      E.       Confirmation Hearing and Deadline for Objections to Confirmation....................................................4

III.  HISTORY OF THE DEBTORS.......................................................................................................6
      A.       Background and Formation of Comdisco................................................................................6
      B.       Description of the Business.........................................................................................6
               1. Leasing..........................................................................................................6
               2. Availability Solutions...........................................................................................7
               3. Comdisco Ventures................................................................................................8
               4. Prism............................................................................................................9
               5. Employees........................................................................................................9
               6. Prepetition Financial Results...................................................................................10

IV.  PREPETITION CAPITAL STRUCTURE OF THE DEBTORS.................................................................................12
      A.       Prepetition Credit Facilities......................................................................................12
               1. 364 Day Global Credit Agreement.................................................................................12
               2. Multi-year Global Credit Agreement..............................................................................12
               3. 364 Day Multi-Option Credit Agreement...........................................................................13
               4. Multi-year Multi-Option Facility................................................................................13
      B.       Senior and Medium Term Notes.......................................................................................14
      C.       Secured Receivable Financing.......................................................................................16
               1. Mellon/Three Rivers Facility....................................................................................16
               2. NatWest/TAGS Facility...........................................................................................16
      D.       Discounted Lease Receivables.......................................................................................16

V.  CORPORATE STRUCTURE OF THE DEBTORS............................................................................................17
      A.       Current Corporate Structure........................................................................................17
      B.       Boards of Directors................................................................................................17

VI.  EVENTS LEADING TO COMMENCEMENT
      OF THE CHAPTER 11 CASES.....................................................................................................18
      A.       Significant Transactions, Liquidity Problems and the Debtors' Capital Structure....................................19
               1. Prism...........................................................................................................19
               2. Comdisco Ventures...............................................................................................19
               3. Liquidity Problems..............................................................................................19



               4. Capital Structure...............................................................................................20
      B.       Prepetition Restructuring Efforts..................................................................................20
      C.       Commencement of the Chapter 11 Cases...............................................................................20

VII.  THE CHAPTER 11 CASES........................................................................................................21
      A.       Continuation of Business; Stay of Litigation.......................................................................21
      B.       Summary of Certain Relief Obtained at the Outset of the Chapter 11 Cases...........................................22
               1. First Day Orders................................................................................................22
               2. Appointment of Creditors' Committee and Equity Committee........................................................23
      C.       Post-Petition Financing............................................................................................23
      D.       Other Material Relief Obtained During the Chapter 11 Cases.........................................................24
               1. Paying Certain Prepetition Commitments and Honoring Loan Obligations............................................24
               2. Sale of Businesses..............................................................................................25
               3. Employee Compensation Programs..................................................................................27
               4. Senior Management Contracts.....................................................................................28
               5. Exclusivity.....................................................................................................29
      E.       Summary of Claims Process, Bar Date, and Claims Filed..............................................................29
               1. Schedules and Statements of Financial Affairs...................................................................29
               2. Claims Bar Date.................................................................................................30
               3. Proofs of Claim and Other Claims................................................................................30
               4. Significant Disputed Claims.....................................................................................30
      F.       Development and Summary of Business Plan...........................................................................31
      G.       Management Incentive Plan..........................................................................................33
      H.       SIP Subrogation Claims.............................................................................................38

VIII.  SUMMARY OF THE REORGANIZATION PLAN.........................................................................................39
      A.       Overall Structure of the Plan......................................................................................40
      B.       Substantive Consolidation and Intercompany Claims..................................................................40
               1. Discussion of Substantive Consolidation Generally...............................................................41
               2. Comdisco Debtors................................................................................................42
               3. Prism Debtors...................................................................................................42
      C.       Classification and Treatment of Claims and Interests...............................................................43
               1. Treatment of Unclassified Claims Under the Plan.................................................................43
               2. Treatment of Classified Claims..................................................................................44
      D.       Other Significant Plan Provisions..................................................................................47
               1. Corporate Restructuring Transactions............................................................................47
               2. Use of Cash.....................................................................................................48
      E.       Description of Securities to Be Issued in Connection with the Plan.................................................49
               1. New Senior Notes................................................................................................49
               2. New PIK Notes...................................................................................................50
               3. New Common Stock of Reorganized Comdisco........................................................................50
      F.       Registration Rights with Respect to New Securities ................................................................50




      G.       Post-Consummation Operations of the Debtors........................................................................50
               1. Reorganized Debtors.............................................................................................50
               2. Officers........................................................................................................51
               3. Directors.......................................................................................................51
               4. Management Incentive Plan.......................................................................................52
      H.       Distributions Under the Plan.......................................................................................52
               1. Time of Distributions...........................................................................................52
               2. Interest on Claims..............................................................................................52
               3. Disbursing Agent................................................................................................52
               4. Delivery of Distributions.......................................................................................52
               5. Procedures for Resolving Disputed, Contingent, and Unliquidated Claims..........................................53
               6. Fractional Shares...............................................................................................55
               7. Allowance of Certain Claims.....................................................................................55
      I.       Litigation Trust...................................................................................................56
               1. Appointment of Trustee..........................................................................................56
               2. Transfer of Trust Assets to the Litigation Trust................................................................56
               3. The Litigation Trust............................................................................................56
               4. The Trust Advisory Board........................................................................................57
               5. Distributions of Trust Assets...................................................................................58
      J.       Miscellaneous Matters..............................................................................................59
               1. Treatment of Executory Contracts and Unexpired Leases...........................................................59
               2. Exculpation and Limitation of Liability.........................................................................61
               3. Indemnification Obligations.....................................................................................61
               4. Releases by Debtors and Debtors-in-Possession...................................................................62
               5. Release by Holders of Claims and Interests......................................................................62
               6. Injunction......................................................................................................63
      K.       Preservation of Rights of Action...................................................................................63

IX.  CERTAIN FACTORS TO BE CONSIDERED.............................................................................................63
      A.       General Considerations.............................................................................................64
      B.       Certain Bankruptcy Considerations..................................................................................64
      C.       Inherent Uncertainty of Financial Projections......................................................................64
      D.       Dividends..........................................................................................................64
      E.       Impact of Interest Rates and Foreign Exchange......................................................................65
      F.       Claims Estimations.................................................................................................65
      G.       Remarketing Results Uncertain......................................................................................65
      H.       Employees..........................................................................................................65
      I.       Difficulty of Comdisco Ventures Group to Realize on Current Investments and Ability of
                 Comdisco Ventures Group Customers to Meet Their Obligations to the Company.......................................65
      J.       Prism Liquidation..................................................................................................66
      K.       Foreign Markets....................................................................................................66
      L.       Market for New Securities..........................................................................................67


                                                                iii



X.  RESALE OF SECURITIES RECEIVED UNDER THE PLAN..................................................................................67
      A.       Issuance of New Common Stock, New Senior Notes and New PIK Notes...................................................67
      B.       Subsequent Transfers of Securities.................................................................................67

XI.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN............................................................68
      A.       Restructuring Alternatives.........................................................................................69
      B.       Certain United States Federal Income Tax Consequences to Holders of Claims and Interests ..........................69
               1. Exchange........................................................................................................70
               2. Original Issue Discount.........................................................................................70
               3. Ordinary Income.................................................................................................71
               4. The Disputed Claims Reserve and the Litigation Trust............................................................71
               5. Legal Uncertainty...............................................................................................71
      C.       Importance of Obtaining Professional Tax Assistance................................................................71

XII.  CONFIRMATION................................................................................................................72
      A.       Feasibility of the Plan............................................................................................72
      B.       Acceptance of the Plan.............................................................................................72
      C.       Best Interests of Claim Holders....................................................................................73
      D.       Liquidation Analysis...............................................................................................74
               1. Comdisco Debtors................................................................................................74
               2. Prism Debtors...................................................................................................74
               3. Liquidation Analysis Is Speculative.............................................................................74
      E.       Valuation of the Reorganized Debtors...............................................................................74
               1. Reorganization Value............................................................................................74
               2. Valuation Methodology...........................................................................................75
      F.       Application of the "Best Interests" of Creditors Test to the Liquidation Analysis
                and the Valuation ................................................................................................76
               1. Comdisco Debtors................................................................................................77
               2. Prism Debtors...................................................................................................77
      G.       Confirmation Without Acceptance of All Impaired Classes:
                 The "Cramdown" Alternative.......................................................................................77
      H.       Conditions to Confirmation and/or Consummation.....................................................................78
               1. Conditions to Confirmation......................................................................................78
               2. Conditions to the Effective Date................................................................................78
      I.       Waiver of Conditions to Confirmation and/or Consummation...........................................................79
      J.       Retention of Jurisdiction..........................................................................................79

XIII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN..................................................................81
      A.       Continuation of the Chapter 11 Cases...............................................................................81
      B.       Alternative Plans of Reorganization................................................................................82
      C.       Liquidation under Chapter 7 or Chapter 11..........................................................................82






XIV.  VOTING REQUIREMENTS.........................................................................................................83
      A.       Parties in Interest Entitled to Vote...............................................................................84
      B.       Classes Impaired Under the Plan....................................................................................85
               1. Voting Impaired Classes of Claims...............................................................................85
               2. Non-Voting Impaired Classes of Claims...........................................................................85
               3. Unimpaired Classes of Claims and Interests......................................................................85

XV.  CONCLUSION...................................................................................................................86
      A.       Hearing on and Objections to Confirmation..........................................................................86
               1. Confirmation Hearing............................................................................................86
               2. Date Set for Filing Objections to Confirmation..................................................................86
      B.       Recommendation.....................................................................................................86


                                                             APPENDICES

Appendix A   --  Joint Plan of Reorganization of Comdisco, Inc. and its
                 Affiliated Debtors and Debtors in Possession

Appendix B    --  Restructuring Transactions

        B-1      --    Existing Organizational Structure of Debtors

        B-2      --    Organization Structure of Reorganized Debtors

Appendix  C      --    Liquidation Analysis

        C-1      --    Liquidation Analysis Comdisco Debtors

        C-2      --    Liquidation Analysis Prism Debtors

Appendix  D      --    Pro Forma Financial Projections

Appendix  E   --       Reorganization Valuation

Appendix  F   --       Analysis of Assets and Liabilities

                      DISCLOSURE STATEMENT WITH RESPECT TO
               THE JOINT PLAN OF REORGANIZATION OF COMDISCO, INC.
              AND ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION

                                I. INTRODUCTION

         Comdisco, Inc. ("Comdisco") and fifty of its domestic subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession (collectively, the "Debtors") submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") for use in the solicitation of votes on the Joint Plan of Reorganization of Comdisco, Inc. and its Affiliated Debtors and Debtors in Possession (the "Plan") proposed by the Debtors and filed with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"), on April 18, 2002. A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11
Cases, and the anticipated organization and operations of the Reorganized Debtors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that Claim and Interest holders in Impaired Classes must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE ARTICLES VIII AND IX.

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. FACTUAL
INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.


         NONE OF THE COMDISCO AFFILIATES LOCATED OUTSIDE OF THE UNITED STATES HAVE COMMENCED CHAPTER 11 CASES OR SIMILAR PROCEEDINGS IN ANY OTHER JURISDICTIONS, ARE NOT AFFECTED BY THE CHAPTER 11 CASES AND CONTINUE TO OPERATE THEIR BUSINESSES OUTSIDE OF BANKRUPTCY.

                   II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       Definitions

         Except as otherwise defined herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency.

B.       Notice to Holders of Claims and Interests

         This Disclosure Statement is being transmitted to holders of Claims and Interests that are entitled under the Bankruptcy Code and pursuant to certain orders entered by the Bankruptcy Court, to vote on the Plan. See Article VIII for a discussion and listing of those holders of Claims and Interests that are entitled to vote on the Plan and those holders of Claims and Interests that are not entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

         On May [o], 2002, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE
PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON
THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

         CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.
Except with respect to the projections set forth in Appendix D annexed hereto (the "Projections") and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections;

thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

         EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

C.       Solicitation Package

         Accompanying this Disclosure Statement are copies of (1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are the holder of a Claim(s) or Interest(s) entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

D.       Voting Procedures, Ballots and Voting Deadline

         After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

         Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         HOLDERS OF CLAIMS ARISING OUT OF PREPETITION NOTES OR OLD EQUITY:

     IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN JULY 15, 2002, AT 4:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY INNISFREE M&A INCORPORATED, ATTN: COMDISCO, INC., 501 MADISON AVENUE, NEW YORK, NEW YORK 10022. DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT. Additionally, if you have any questions about (1) the procedure for voting your Claim or Interest with respect to the packet of materials that you have received or (2) the amount of your Claim or Interest, you should contact Innisfree M&A Incorporated at the address set forth above.

         If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact Innisfree M&A Incorporated at the address set forth above. In addition, copies of the Plan and Disclosure Statement (including after the Exhibit Filing Date all Exhibits, Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available, at the Bankruptcy Court's general website address: http://www.ilnb.uscourts.gov.

         CREDITORS ENTITLED TO VOTE ON THE PLAN OTHER THAN HOLDERS OF CLAIMS ARISING OUT OF PREPETITION NOTES OR OLD EQUITY:

         IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN JULY 15, 2002, AT 4:00 P.M.(EASTERN TIME)
                  --------
(THE "VOTING DEADLINE") BY LOGAN & COMPANY, INC., ATTN: COMDISCO, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY 07043 (INNISFREE M&A INCORPORATED AND LOGAN & COMPANY, INC. ARE COLLECTIVELY, THE "VOTING AGENTS"). Additionally, if you have any questions about (1) the procedure for voting your Claim or Interest with respect to the packet of materials that you have received or (2) the amount of your Claim or Interest, you should contact Logan & Company, Inc. at the address set forth above.

         If you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact Logan & Company, Inc. at the address set forth above. In addition, copies of the Plan and Disclosure Statement (including after the Exhibit Filing Date all Exhibits, Schedules and Appendices) and all pleadings and orders of the Bankruptcy Court are publicly available, at the Bankruptcy Court's general website address: http://www.ilnb.uscourts.gov.

         FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE ARTICLE XIV.

E.       Confirmation Hearing and Deadline for Objections to Confirmation

         Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for July 30, 2002, at 10:30 a.m. (Central Time) before the Honorable Ronald Barliant, United States Bankruptcy Judge, at Everett McKinley Dirksen Courthouse, 219 South Dearborn Street, Chicago, Illinois 60604, Courtroom 742. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before July 11, 2002, at 4:00 p.m. (Central Time) by:

                  Counsel for the Debtors

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois  60606-1285
                           Attn:   John Wm. Butler, Jr., Esq.
                                  George N. Panagakis, Esq.
                                  Felicia Gerber Perlman, Esq.

                  United States Trustee

                           The Office of the United States Trustee
                           227 West Monroe
                           Suite 3350
                           Chicago, IL 60606
                           Attn:  Roman L. Sukley, Esq.

                  Counsel for the Creditors' Committee

                           Chaim J. Fortgang, Esq.
                           1120 Avenue of the Americas #4024
                           New York, NY 10036
                                            - and -

                           Latham & Watkins
                           233 S. Wacker Drive
                           Suite 5800
                           Chicago, IL 60610
                           Attn:  Ronald W. Hanson, Esq.

                  Counsel for the Equity Committee

                           Brown, Rudnick, Berlack & Israels LLP
                           120 W. 45th Street
                           New York, NY 10036
                           Attn:    Edward S. Weisfelner, Esq.
                                    William R. Baldiga, Esq.

                                            -and-

                           Bell, Boyd & Lloyd LLC
                           Three First National Plaza
                           Suite 3300
                           70 West Madison Street

                           Chicago, IL 60602
                           Attn:    David F. Heroy, Esq.
                                    Carmen Lonstein, Esq.





                           II. HISTORY OF THE DEBTORS

A.       Background and Formation of Comdisco

         Computer Discount Corp. was founded in 1969 by Ken Pontikes. In 1971, Computer Discount Corp. was renamed Comdisco, Inc. and incorporated in Delaware. In its early years, the Company engaged primarily in the procurement and placement of new and used computer equipment, principally IBM mainframe and related peripherals.

         Comdisco grew rapidly during the 1970s and expanded its operations to Europe. In 1979, Comdisco opened offices in West Germany and Switzerland, and in 1980 opened an office in the United Kingdom as part of its European expansion. By 1983, Comdisco employed over 500 employees worldwide.

          In the 1980s, the Company diversified its business platform by introducing disaster recovery services and leasing equipment of vendors besides IBM. By 1986, Comdisco served over 3,000 customers worldwide and had annual revenue of $902 million. Comdisco continued to pursue an international strategy during this time period and introduced its disaster recovery services business into Canada and Japan in 1989. By 1992, Comdisco's disaster recovery services business had supported 46 disasters worldwide.

         Comdisco continued to grow its business operations throughout the 1990s, both by focusing on the expansion of existing businesses and through acquisitions. Indeed, Comdisco made significant acquisitions in the 1990s including the acquisition of Prism in February, 1999.

         As of the Petition Date, Comdisco had 2,100 employees and provided global technology services to its customers to help maximize their technology functionality, predictability and availability. The Company's current operations are conducted through its principal office in Rosemont, Illinois, and approximately 35 offices in the United States, Canada, Europe and the Pacific Rim.

B.       Description of the Business

         Prior to the commencement of the Chapter 11 Cases, the Comdisco Debtors' businesses were organized into three primary groups. These groups were Leasing, Disaster Recovery Services and Ventures. In addition, until October 2000 when their operations ceased, the Prism Debtors' business provided high-speed Internet-connectivity.

         1.       Leasing

         Comdisco's Leasing unit was comprised of five market verticals: (i) Electronics, (ii) Healthcare, (iii) IT Leasing, (iv) Laboratory and Scientific and (v) Telecommunications. As part of the chapter 11 process, Comdisco pursued strategic alternatives to create value for its stakeholders. This process included an evaluation of the sale of all or part of its Leasing business.

         During the Bankruptcy Court-supervised sales evaluation process that concluded in early January 2002, the Debtors received bids for all of its Leasing business units. On January 24, 2002, the Bankruptcy Court approved, and the Debtors finalized, the sale of the Electronics and Laboratory and Scientific groups to General Electric Capital Corporation ("GE Capital") for approximately $665 million, including the assumption of approximately $250 million of secured debt. The Debtors also executed an agreement for the sale of substantially all of its North American IT CAP Services contracts to T-Systems, Inc., and on February 14, 2002, the Bankruptcy Court approved, and the Debtors finalized, the sale of IT CAP Services to T-Systems, Inc. for $6.8 million. In addition, on April 18, 2002, the Bankruptcy Court approved the Debtors' sale of the assets relating to the Debtors' Healthcare Leasing business to GE Capital for approximately $165 million, including the assumption of approximately $45 million of secured debt.

         The two remaining Leasing business segments are the IT Leasing and Telecommunications groups. The IT Leasing portfolio was developed through a strategy of buying, selling, leasing and remarketing PCs and workstations made by most of the leading manufacturers. The company's lease transactions included high-end servers, printers and other desktop-related equipment. The company's strategy for the distributed systems market was to provide financing, professional services and software tools to its existing and prospective customers. The IT Leasing portfolio represents Comdisco's largest Leasing segment with approximately 2,000 customers and approximately $995 million in assets at book value as of January 31, 2002.

         The Telecommunications group focused on helping carriers competitively respond to network capacity requirements through customized financing, high-quality, cost-saving reconditioned equipment options and other services. This segment was negatively impacted by the downturn in the communications industry. The telecommunications portfolio represents approximately 20 customers and approximately $105 million in assets at book value as of January 31, 2002.

         2.       Availability Solutions

         Comdisco's disaster recovery services business was called Availability Solutions. The company provided multi-vendor, multi-platform continuous availability and global continuity solutions. These services included continuity services for mission critical data, business function availability and network recovery.

         These services also included consulting services in continuity planning, recovery program management, network services and data protection, and other related data processing services throughout the United States, Canada and Europe. The company's services were designed to help customers avoid and minimize the impact of a significant interruption to critical business functions as a result of the inaccessibility to the customer's data processing facility, communications network(s) or workstations.

         The company provided high-availability infrastructure for use by customers whenever they were unable to operate or communicate with their computer facilities. These high-availability services, which included rapid recovery, electronic vaulting, disk mirroring, remote journaling and database shadowing, were provided through fully equipped and operational computer sites known as "hot-sites" where customers restore critical applications using the Company's installed equipment. For long-term recoveries, the Company offered complete mobile recovery functions.

         The company also operated recovery centers throughout North America to provide business function availability (also referred to as "work-area recovery services") and enhance remote operations capabilities. Of the approximately thirty-six continuity locations, nine served as data center recovery environments providing hot site and/or shell site services. Those nine regional recovery centers served major commercial centers, including New York, Chicago, Northern and Southern California, Texas, Georgia, Pennsylvania and Toronto, Canada. Each recovery center included, among other things, telecommunications capabilities, conference rooms, office space, support areas, and appropriate on-site technical personnel.

         As a result of a strategic review commenced in April 2001, the Debtors determined to pursue a sale of the Availability Solutions business. As with its Leasing business, the Debtors conducted a Bankruptcy Court- supervised sale and auction process. Upon completion of this process, the Debtors sold the Availability Solutions business to SunGard Data Systems, Inc. The Bankruptcy Court approved this sale on November 9, 2001 and the Debtors closed the sale to SunGard on November 15, 2001, for $825 million plus a $10 million working capital adjustment.

         3.       Comdisco Ventures

         Comdisco Ventures ("Ventures"), a business unit of Comdisco, Inc. ("Comdisco"), structured financial relationships specific to a company's needs and provided services specific to that company's stage of development. Ventures served as a strategic financing partner to complement venture capital and commercial banking relationships and provided a means for leveraging the equity capital invested. Ventures invested in all stages of companies from seed stage to mezzanine and pre-IPO companies, and offers financing products that include leasing, subordinated debt, secured debt (lines of credit, working capital), bridge loans, expansion loans, acquisition financing, landlord guarantees (which take the form of letters of credit), convertible debt, and direct equity financing to venture capital-backed companies. Ventures also offered value-added services provided by Comdisco, such as discount purchasing of new equipment and access to reconditioned equipment.

         Generally, the products offered by Ventures were categorized into three groups: Venture Leases, Venture Debt, and Direct Equity Investments. Venture Leases are leases with warrants that are intended to compensate Comdisco Ventures group for providing equipment leases with terms having lower periodic cash costs than leases without warrants. Similarly, Venture Debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms, having lower periodic cash costs and security conditions, than more traditional debt financing. (Typical products are structured as commitments by Comdisco to provide financing in one or more advances during a specified period of time.) Direct Equity Investments involve Ventures' purchase of convertible preferred stock and common stock from its customers. Generally, Comdisco exercises its warrants only upon the occurrence of a liquidation event (generally an IPO or a sale of the borrower).

         In fiscal year 2001, as a result, in part, of the downturn in the internet and technology sectors, the revenues of Comdisco Ventures began to decrease. Therefore, while Comdisco continued to fund outstanding contractual financing commitments, since the Petition Date, the Company has not actively sought new commitments. As of December 31, 2001, the book value1 of Ventures' portfolio was approximately $780 million which included approximately $100 million in direct equity investments, $357 million in Venture leases and $323 million in Venture loans.

         4.       Prism

         In February 1999, Comdisco acquired Prism, a provider of dedicated high-speed connectivity, for a cash purchase price of approximately $53 million. From the date of acquisition through September 30, 2000, Comdisco provided Prism with cash in excess of $500 million for the expansion of its network and for its operating costs. As a result, in part, of the problems prevalent throughout the telecommunications industry, such as lack of provisioning and the significant valuation changes the telecommunications marketplace experienced, Prism's operations never reached profitability. Prism's operations through September 2000 resulted in significant cash losses. Therefore, on October 1, 2000, Comdisco's Board of Directors voted to cease funding the ongoing operations of Prism. On October 2, 2000, the Prism Board of Directors voted to cease operations and pursue the immediate sale of Prism's assets. The Debtors intend to conclude the liquidation of Prism's assets as soon as practicable after the Effective Date. Approximately 35 of the 51 Debtors in these chapter 11 cases are Prism-related affiliates of Comdisco.

         5.      Employees

         As of the Petition Date, the Company employed approximately 2,100 full-time domestic employees. Since this time, as part of an effort to reduce costs and consolidate operations, and as a result of the sale of various of the Debtors' businesses, the Company has reduced its work force significantly. In November 2001, the Company's work force was reduced, in part as a result of the sale of Availability Solutions, to
--------
1 Book value is defined as the sum of (a) book value of leased assets net of depreciation; (b) principal balance due on loans and tenant improvement; and (c) equity at cost (excluding limited partnership interests) before allowance for reserves.

approximately 920 employees. In addition, from October 2001 to January 2002, the Company reduced its work force by approximately 190 domestic employees to 730 domestic employees. The Company expects to employ approximately 400 domestic employees upon emergence from these Chapter 11 Cases.

         6.      Prepetition Financial Results


                                                 Comdisco, Inc. and Subsidiaries
                                                   Consolidated Balance Sheets
                                                      (dollars in millions)


                                                        June 30,       September 30,
                                                          2001       2000        1999
                                                         -------    -------    -------

ASSETS

Cash and cash equivalents ............................   $   473    $   315    $   361
Cash-legally restricted ..............................        69         54         46
Receivables, net .....................................       702      1,126        735
Inventory of equipment ...............................        98        127        115
Leased assets:
  Direct financing and sales-type ....................     1,881      2,316      2,107
  Operating (net of accumulated depreciation) ........     2,507      2,956      3,516
                                                         -------    -------    -------
      Net leased assets ..............................     4,388      5,272      5,623
Property, plant and equipment, net ...................        60         89        229
Equity securities ....................................       182        899        252
Net assets of discontinued operation held for sale ...       559        491       --
Other assets .........................................       259        324        446
                                                         -------    -------    -------
             Total Assets ............................   $ 6,790    $ 8,697    $ 7,807
                                                         =======    =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY


Term notes payable ...................................   $   495    $   695    $   550
Discounted lease rentals .............................     1,050        794        515
Accounts payable .....................................       140        182        263
Notes payable ........................................     1,161      1,314        820
Senior debt ..........................................     2,760      3,452      3,686
Other liabilities ....................................       541        631        531
Income taxes .........................................        69        415        382
                                                         -------    -------    -------
Total Liabilities ....................................     6,216      7,483      6,747
                                                         -------    -------    -------

Stockholders' equity:
  Common stock .......................................        22         23         22
  Additional paid-in capital .........................       365        360        302
  Accumulated other comprehensive income (loss) ......      (108)       317         58
  Retained earnings ..................................       914      1,051      1,134
                                                         -------    -------    -------
                                                           1,193      1,751      1,516
  Common stock held in treasury, at cost .............      (619)      (537)      (456)
                                                         -------    -------    -------
Total Stockholders' Equity ...........................       574      1,214      1,060
                                                         -------    -------    -------
             Total Liabilities and Stockholders Equity   $ 6,790    $ 8,697    $ 7,807
                                                         =======    =======    =======




                         Comdisco, Inc. and Subsidiaries
                  Consolidated Statements of Earnings (Losses)
                   (dollars in millions except per share data)


                                                                     June 30,  September 30,
                                                                       2001    2000       1999
 ---------------------------------------------------------------   -------    -------    -------
                                                                 (nine months    (fiscal year)
                                                                     ended)
              Revenue
Leasing
   Operating ..................................................   $ 1,158    $ 1,700    $ 1,938
   Direct financing ...........................................       131        178        162
   Sales-type .................................................       104        381        543
---------------------------------------------------------------   -------    -------    -------
      Total leasing ...........................................     1,393      2,259      2,643

Equipment sales ...............................................       241        440        891
Technology services ...........................................       112        126         78
Other .........................................................       451        531        122
---------------------------------------------------------------   -------    -------    -------
     Total revenue ............................................     2,197      3,356      3,734
---------------------------------------------------------------   -------    -------    -------

             Costs and expenses
Leasing
   Operating ..................................................       918      1,368      1,563
   Sales-type .................................................        71        285        406
---------------------------------------------------------------   -------    -------    -------
      Total leasing ...........................................       989      1,653      1,969

Equipment sales ...............................................       199        358        846
Technology services ...........................................       106        122         71
Selling, general and administrative ...........................       734        532        326
Interest ......................................................       315        354        337
Other .........................................................       120
---------------------------------------------------------------   -------    -------    -------
   Total costs and expenses ...................................     2,343      3,019      3,669
---------------------------------------------------------------   -------    -------    -------

Earnings (loss) from continuing operations before
   income taxes (benefit) .....................................      (146)       337         65
Income taxes (benefit) ........................................       (52)       121         23
---------------------------------------------------------------   -------    -------    -------
Earnings (loss) from continuing operations ....................       (94)       216         42
Earnings (loss) from discontinued operations, net of tax ......       (38)      (283)         6
---------------------------------------------------------------   -------    -------    -------
Earnings (loss) before cumulative effect of change in
   accounting principle .......................................      (132)       (67)        48
Cumulative effect of change in accounting principle ...........         2       --         --
---------------------------------------------------------------   -------    -------    -------
   Net earnings (loss) ........................................   $  (130)   $   (67)   $    48
===============================================================   =======    =======    =======

               IV. PREPETITION CAPITAL STRUCTURE OF THE DEBTORS

         Prior to the Petition Date, Comdisco's liquidity depended primarily on cash provided from its operations and on access to capital markets, specifically medium-term and senior notes, commercial paper and bank lines of credit. The bank lines of credit were intended, in part, to insure Comdisco's ability to retire its commercial paper. In April 2001, in order to retire its outstanding commercial paper, Comdisco drew down on its remaining lines of credit.

A.       Prepetition Credit Facilities:

         1.       364 Day Global Credit Agreement

         On December 5, 2000, Comdisco entered into a Credit Agreement (as amended, supplemented, restated or otherwise modified, the "364 Day Global Credit Agreement"), by and among Comdisco, the financial institutions party thereto as "Banks," Bank of America, N.A., as "Syndication Agent," Bank One, N.A., as "Documentation Agent," Banc of America Securities LLC and Salomon Smith Barney Inc., as "Lead Arrangers" and Citibank, N.A., as "Administrative Agent." The 364 Day Global Credit Agreement provided Comdisco with a total unsecured revolving facility of $275,000,000 and had a maturity date of December 3, 2001. This facility permitted Comdisco to borrow in U.S. dollars on a revolving credit basis.

         On April 3, 2001, Comdisco drew the full $275,000,000 available under this facility. As of the Petition Date, Comdisco was indebted to the lenders under the 364 Day Global Credit Agreement in the principal amount of approximately $275,000,000, plus accrued interest and applicable costs, expenses, and fees.

         2.       Multi-year Global Credit Agreement

         On December 16, 1996, Comdisco entered into that certain Fifth Amended and Restated Global Credit Agreement (as amended, supplemented, restated or otherwise modified, the "Multi-year Global Credit Agreement") by and among Comdisco, the subsidiaries of Comdisco party thereto as "Multicurrency Borrowers," the financial institutions party thereto as "Banks," the financial institutions party thereto as "Tranche Agents," Bank of America, N.A. (formerly known as NationsBank, N.A.) as "Syndication Agent," and Citibank, N.A., as "Administrative Agent." The Multi-year Global Credit Agreement provided Comdisco and the Multicurrency Borrowers with a total unsecured revolving facility of $275,000,000 and had a maturity date of December 12, 2002. This facility permitted Comdisco and the Multicurrency Borrowers to borrow in U.S. dollars, certain European currencies (for eligible European subsidiaries) and certain Asian currencies (for eligible Asian subsidiaries) on a revolving credit basis. Tranche A of the facility permitted U.S. dollar and European currency borrowings, and Tranche B of the facility permitted U.S. dollar and Asian currency borrowings. Comdisco guaranteed the obligations of the Multicurrency Borrowers under the facility. Several non-debtor subsidiaries of Comdisco currently have loans outstanding under this facility.

         On April 3, 2001, Comdisco drew the $155,000,000 remaining available under this facility. As of the Petition Date, Comdisco was indebted to the lenders under Tranche A of the Multi-year Global Credit Agreement in the principal amount of approximately $155,000,000, plus accrued interest and applicable costs, expenses, and fees. In addition, Comdisco had guaranteed outstanding borrowings of non-debtor Multicurrency Borrowers under Tranche B in the principal amount of approximately $82,000,000, plus accrued interest and applicable costs, expenses, and fees. Approximately $12,000,000 of this Tranche B borrowing has been set off by the lenders since the Petition Date.

         3.       364 Day Multi-Option Credit Agreement

         Comdisco is a party to that certain Facility Agreement, dated December 20, 2000 (as amended, supplemented, restated or otherwise modified, the "364 Day Multi-Option Credit Agreement"), between Comdisco, The Royal Bank of Scotland PLC, as "Arranger," Credit Lyonnais, Deutsche Bank, A.G. and UBS AG as "Co-Agents," the financial institutions party thereto as "Banks," National Westminster Bank PLC, as "Facility Agent," and National Westminster Bank PLC as "Swingline Agent." The 364 Day Multi-Option Credit Agreement provided Comdisco (and certain permitted additional borrowers) with a total unsecured revolving facility of $250,000,000 and had a maturity date of December 19, 2001. This facility permitted Comdisco to borrow in U.S. dollars on a revolving credit basis, and provided for U.S. dollar swingline loans up to the full amount available under the facility. The facility also provides for revolving loans in other currencies that are freely transferable into U.S. dollars. Comdisco guaranteed the obligations of any additional borrowers under the facility. No other entity is currently has loans outstanding under this facility.

         On April 3, 2001, Comdisco drew the full $250,000,000 available under this facility. As of the Petition Date, Comdisco was indebted to the lenders under the 364 Day Multi-Option Credit Agreement in the principal amount of approximately $250,000,000, plus accrued interest and applicable costs, expenses, and fees.

         4.       Multi-year Multi-Option Facility

         Comdisco is party to that certain Facility Agreement, dated June 4, 1991 (as amended, supplemented, restated or otherwise modified, the "Multi-year Multi-Option Facility"), between Comdisco, National Westminster Bank PLC, as "Arranger," the financial institutions party thereto as "Banks," National
Westminster Bank PLC, as "Facility Agent" and "Tender Panel Agent," National Westminster Bank PLC, as "Swingline Agent," and Barclays Bank PLC, as "Letter of Credit Agent."

         The Multi-year Multi-Option Credit Agreement provided Comdisco (and certain permitted additional borrowers) with a total unsecured revolving facility of $275,000,000 and had a maturity date of December 31, 2002. This facility permitted Comdisco (or a permitted additional borrower) to borrow on a revolving credit basis through various facilities, including: a committed multicurrency underwritten advance facility; an uncommitted multicurrency advance facility; an uncommitted sterling bankers' acceptance facility; and a committed U.S. dollar swingline advance facility. The facility also provided for multicurrency loans in U.S. dollars, or in currencies that are freely transferable into U.S. dollars. Comdisco guaranteed the obligations of any additional borrowers under the facility. Several non-debtor subsidiaries of Comdisco currently have loans outstanding under this facility.

         On April 3, 2001, Comdisco drew the $200,000,000 available under this facility. As of the Petition Date, Comdisco was indebted to the lenders under the Multi-year Multi-Option Credit Agreement in the principal amount of approximately $200,000,000, plus accrued interest and applicable costs, expenses, and fees. In addition, Comdisco had guaranteed outstanding borrowings of non-debtor additional borrowers in the principal amount of approximately $66,000,000, plus accrued interest and applicable costs, expenses, and fees.

B.       Senior and Medium Term Notes

         The Debtors are parties to a number of indentures pursuant to which the Debtors issued various senior and medium term notes. The indentures governing the Debtors' medium-term and other senior notes are: (a) Indenture, dated September 15, 1999, between Comdisco and SunTrust Bank, as trustee; (b) Indenture, dated as of December 15, 1998, between Comdisco and The Fuji Bank and Trust Company; (c) Indenture, dated as of December 1, 1995, between Comdisco and Yasuda Bank and Trust Company (U.S.A.); and (d) the Indenture dated as of March 1, 1988, between Comdisco and Manufacturers Hanover Trust Company (Chase) (each as amended, supplemented, restated or otherwise modified, an "Indenture" and, collectively, the "Indentures"). The current principal outstanding under the senior and medium term notes issued under the Indentures is approximately $2.6 billion.

         Senior notes include the following as of September 30, 2001 (amounts in millions):


Notes                                                                  Principal
-----                                                                  ---------
6.130% Senior Notes (MOPPRS) due 2001 (Yasuda)                               267
6.375% Senior Notes due 2002 (Yasuda)                                        250
6.000% Senior Notes due 2002 (Fuji)                                          345
5.950% Senior Notes due 2002 (Fuji)                                          345
7.250% Senior Notes due 2002 (Fuji)                                          257
6.125% Senior Notes due 2003 (Yasuda)                                        194
9.500% Senior Notes due 2003 (SunTrust)                                      476
                                                                        --------
                      Total senior notes                                $  2,134
                                                                        ========

         During fiscal 2001, approximately $267 million of Comdisco's Mandatory Par Put Remarketable Securities-type senior debentures (MOPPRS) were called. The call was stayed as a result of the Filing. Included in accrued interest is $10 million associated with the call.

         The medium term notes are comprised of the following (amounts in millions):


Notes                                                                  Principal
-----                                                                  ---------
6.850% Series H Senior Medium-Term Notes                               $    25.0
(Fuji)
7.230% Series H Senior Medium-Term Notes                                    62.5
(Fuji)
7.250% Series H Senior Medium-Term Notes                                   100.0
(Fuji)
Floating Rate Series H Senior Medium-Term                                   30.0
Notes (Fuji)
7.750% Series H Senior Medium-Term Notes                                    47.5
(Fuji)
7.620% Series H Senior Medium-Term Notes                                    25.0
(Fuji)
6.620% Series E Medium-Term Notes (Yasuda)                                  25.0
6.290% Series G Medium-Term Notes (Yasuda)                                   4.8
6.650% Series G Medium-Term Notes (Yasuda)                                 106.0
6.200% Series G Medium-Term Notes (Yasuda)                                  20.0
6.340% Series G Medium-Term Notes (Yasuda)                                  19.0
9.500% Series B Medium-Term Notes (Chase)                                   15.0
9.950% Series B Medium-Term Notes (Chase)                                   25.0
                                                                       ---------
                   Total Medium-Term notes                             $   504.8
                                                                       =========

         Approximately $218 million of the medium term notes referenced above were scheduled to mature at various dates in fiscal 2001 subsequent to the Petition Date.

C.       Secured Receivable Financing

         1.       Mellon/Three Rivers Facility

         Comdisco is a party to that certain Loan and Servicing Agreement, dated as of April 1, 2000 (as amended, supplemented, restated or otherwise modified, the "Mellon/Three Rivers Facility"), among CDO Capital, L.L.C., CDO RM, Inc., Comdisco and Three Rivers Funding Corporation.

         The Mellon/Three Rivers Facility provided Comdisco and its subsidiaries with a receivables-backed commercial paper facility of up to $200,000,000. Under this facility, CDO Capital L.L.C., a non-Debtor, is the borrower, and Comdisco guarantees interest payments only. The Mellon/Three Rivers Facility is secured by certain portfolio assets of CDO Capital L.L.C., consisting of lease receivables and related assets. The Mellon/Three Rivers Facility has a termination date of April 15, 2003, although the facility is currently being run off, with borrowings being paid by proceeds of applicable receivables as they are received. As of the petition date, the principal outstanding under this facility was approximately $164,000,000.

         2.       NatWest/TAGS Facility

         Comdisco is a party to that certain Loan and Servicing Agreement, dated as of July 11, 1995 (as amended, supplemented, restated or otherwise modified, the "NatWest/TAGS Facility"), among CDO Capital, L.L.C., CDO RM, Inc., Comdisco and Thames Asset Global Securitization No. 1, Inc. ("Thames").

         The NatWest/TAGS Facility provided Comdisco and its subsidiaries with a receivables-backed commercial paper facility of up to $550,000,000. Under this facility, CDO Capital L.L.C., a non-Debtor, is the borrower, and Comdisco guarantees interest payments only. The NatWest/TAGS Facility is secured by certain portfolio assets of CDO Capital L.L.C., consisting of lease receivables and related assets. This facility expired on April 14, 2001 and is currently in a run off period, with borrowings being paid by proceeds of applicable receivables as they are received. As of the petition date, the principal outstanding under this facility was approximately $330,000,000.

D.       Discounted Lease Receivables

         The company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a nonrecourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Proceeds from discounting are recorded on the balance sheet as discounted lease rentals; as lessees make payments to financial institutions, lease revenue (i.e., interest income on direct financing and sales-type leases and rental revenue on operating leases) and interest expense are recorded.

         Future minimum lease payments and interest expense on leases that have been discounted as of September 30, 2001, are as follows (in millions):


Year ending    Rental to be received by  Discounted Lease Interest Expense
 September 30, Financial Institutions             Rentals
-------------- ------------------------  ----------------  ---------------
2002                              $ 536              $486              $50
2003                              $ 365              $344              $21
2004                              $ 118              $113              $ 5
2005                              $  19               $18              $ 1
2006                              $   3                $3              $ 0
Total:                            $1,041             $964              $77

                      V. CORPORATE STRUCTURE OF THE DEBTORS

A.    Current Corporate Structure

         Comdisco, Inc., as the parent, and fifty of its fifty-five domestic subsidiaries are Debtors in this jointly administered chapter 11. Of the fifty subsidiaries, fifteen comprise the Comdisco Debtors and thirty-five are the Prism Debtors from the discontinued Prism Communications Services, Inc. business. See Appendix B-1.


B.    Boards of Directors

      The following persons comprise the Boards of Directors of Comdisco:


Name
                                             Position
Norman P. Blake                              Chairman of the Board and Chief
                                             Executive Officer
Keith Hartley                                Director
Harry M. Jansen Kraemer, Jr.                 Director
Rick Kash                                    Director
Carolyn L. Murphy                            Director
Nicholas K. Pontikes                         Director
William N. Pontikes                          Director
Thomas H. Patrick                            Director
James F. Voelker                             Director

         In December, 2000, Nicholas K. Pontikes, who had served as President and Chief Executive Officer of the Company since January, 1999, resigned from these positions. Philip A. Hewes, who had served as Senior

Vice President of the Company since 1992, was elected President and Chief Executive Officer of the Company in December, 2000 and served in that capacity until February, 2001. Norman P. Blake became Chairman of the Board, President and Chief Executive Officer of the Company in February, 2001.

         In June, 2001, Jeremiah M. Fitzgerald, Senior Vice President, Chief Legal Officer and Secretary, retired. Subsequently, also in June, 2001, Robert
E. T. Lackey was appointed to the positions of Senior Vice President, Chief Legal Officer and Secretary of the Company.

         In July, 2001, John Vosicky, who had served as Executive Vice President and Chief Financial Officer of the Company since 1994, David Keenan who had served as Senior Vice President of the Company and Controller since January, 1997 and Edward A. Pacewicz who had served as Vice President and Treasurer of the Company since 1995, resigned from those positions.

         In July, 2001, Michael A. Fazio became Executive Vice President and Chief Financial Officer of the Company, and in September, 2001, Mr. Fazio was named President and Chief Operating Officer of the Company. Ronald C. Mishler was hired as Senior Vice President and Treasurer in July 2001 and was promoted in September 2001 to Senior Vice President and Chief Financial Officer of the Company.

         In August, 2001, the Bankruptcy Court approved written executive employment agreements with Messrs. Blake and Fazio. On February 19, 2002, Mr. Fazio left his employment with the Company. In April 2002, Mr. Fazio tendered his resignation as a director and filed a claim for payment of alleged severance and other alleged contractual obligations against the Company. The Company is evaluating its alternatives with respect to such action.

                       VI. EVENTS LEADING TO COMMENCEMENT
                             OF THE CHAPTER 11 CASES

         As stated above, Comdisco, founded in 1969 and incorporated in Delaware in 1971, originally focused primarily on the procurement and placement of new and used computer equipment, principally mainframe and related peripherals. As this strategy developed, Comdisco's leasing business soon became a formidable competitor in the marketplace. Gradually, Comdisco broadened its market breadth and began offering various technology services to its customers worldwide to help maximize their technology functionality, predictability and availability. These services ultimately evolved into the Debtors' Availability Solutions business. In addition, in an effort to synergize the Company's familiarity with the high-technology market and the highly lucrative capital markets, Comdisco elected to pursue venture investing. This strategy was executed by Comdisco personnel, which group is frequently referred to as "Comdisco Ventures." In addition, in February 1999, Comdisco purchased Prism to leverage its Internet and telecommunications experience. Due to certain significant transactions and Comdisco's and its affiliates' liquidity problems, the Debtors were forced to file for chapter 11 bankruptcy protection on July 16, 2001.

A.       Significant Transactions, Liquidity Problems and the Debtors' Capital
         Structure

         1.       Prism

         One of the principal events leading to the filing of the Chapter 11 Cases was the purchase of Prism. In February 1999, Comdisco acquired Prism, a provider of dedicated high-speed connectivity, for a cash purchase price of approximately $53 million. From the date of acquisition through September 30, 2000, Comdisco provided Prism with cash in excess of $500 million for the expansion of its network and for its operating costs. As a result, in part, of the problems prevalent throughout the telecommunications industry, such as lack of provisioning and the significant valuation changes the telecommunications marketplace experienced, Prism was not able to reach profitability. Prism's operations through September 2000 resulted in significant cash losses. Therefore, on October 1, 2000, Comdisco's Board of Directors voted to cease funding the ongoing operations of Prism and pursue the immediate sale of Prism's assets. Comdisco's wind-down of Prism has continued since that time, and the Debtors expect to complete this process in 2003. Approximately 35 of the 51 Debtors in the Chapter 11 Cases are Prism-related affiliates of Comdisco.

         2.       Comdisco Ventures

         Another factor leading to the commencement of these Chapter 11 Cases was the performance of the Ventures group. Comdisco Ventures provides venture leases, venture debt and direct equity financing to privately held venture capital-backed companies. The existing venture leases, venture debt and equity portfolio are diversified across many sectors, including networking, optical networking, software, communications, Internet-based and other industries. The principal markets for this segment are the high-tech regions of California and Massachusetts.

         The venture leases, venture debt and direct equity financing provided by Comdisco Ventures to venture capital-backed companies in the technology and Internet-based industries are, by their nature, high risk. During the twenty-four month period ended September 30, 2000, Comdisco Ventures invested approximately $1.8 billion in approximately 500 companies. The net revenue of Comdisco Ventures for fiscal 2000 was $673 million. However, during the first and second calendar quarter of 2001, a market downturn in the technology and Internet-based sectors resulted in a substantial decrease in the revenues of Comdisco Ventures. As a result, the group had a pretax loss of $39 million for the nine months ended June 30, 2001 compared to the pretax earnings of $178 million for the nine month period ended June 30, 2000. These market conditions have continued to deteriorate through the first calendar quarter of 2002.

         3.       Liquidity Problems

         As a result, in part, of the losses associated with Prism and Comdisco Ventures, the Debtors' cash reserves, overall financial performance and financial condition were negatively impacted. Due, in part, to the erosion of Comdisco Ventures' business and the losses associated with Prism, the Company's debt rating was downgraded below investment grade and the Company lost access to the commercial paper market. In order to retire commercial paper obligations and other scheduled debt maturities and to finance operations, Comdisco borrowed the remaining availability under the prepetition credit agreements, approximately $880 million, in April, 2001.

         4.       Capital Structure

         Another fundamental challenge faced by the Debtors is the tenor of their debt structure, which, as discussed above, involves relatively short-term debt maturities over the next several years and longer-term lease and financing obligations associated with their principal business products. Accordingly, although the Debtors' operations generally generated sufficient cash to meet their working capital needs, without access to the commercial paper market, the Debtors could not generate sufficient cash to retire all of the debt maturities scheduled to be repaid during 2001 and 2002.

B.       Prepetition Restructuring Efforts

         As a result  of these  challenges,  in early  2001,  shortly  after the arrival of the Debtors' new chief executive officer, Norman P. Blake, Jr., the Debtors began a strategic review of each of their operations. To assist in that regard, the Debtors utilized the investment banking services of Goldman Sachs & Co. ("GSC") and the management consulting services of McKinsey & Co. ("McKinsey") to evaluate strategic alternatives, including the business initiatives, capital restructurings and/or the sale of all or a portion of the Debtors' businesses.

         The Debtors, as a result of this process, decided to explore opportunities to sell the Debtors' businesses as a whole. In seeking potential buyers for the Company as a whole, GSC recommended several parties that, based on those companies' strategic fit and financial characteristics, would have an interest and the financial wherewithal to consummate a transaction of this magnitude. After conducting due diligence, the Debtors only received expressions of interest for portions of the Debtors' businesses. Therefore, the Debtors determined to maximize value through the separate sale of various business segments. Those sales, however, were not capable of being consummated quickly enough to provide the Debtors with sufficient liquidity to fulfill their immediate financial obligations and finance operations.

         As mentioned, in order to retire certain financial obligations and to finance operations, Comdisco drew down the remaining availability, approximately $880 million, under the prepetition credit agreements in April, 2001. Therefore, despite the Debtors' efforts, the combination of events and factors detailed above, among other things, placed certain debt obligations of the Debtors at risk of default and placed the Debtors and their properties at risk of remedial action by creditors.

C.       Commencement of the Chapter 11 Cases

         As a result of these events, Comdisco on July 15, 2001 concluded that the commencement of the Chapter 11 Cases was in the best interests of all stakeholders to protect the Estates from the risk of remedial action by certain creditors and because it would be difficult, outside of reorganization proceedings, for Comdisco and its affiliated Debtors to withstand the downturn in the economic environment that is now occurring. Additionally, Comdisco sought the benefit of orderly asset sales under a process supervised by the

Bankruptcy Court. Comdisco also believed that the commencement of the Chapter 11 Cases for the Debtors would enable the Company to move forward with a refocused strategic plan, while restructuring its burdensome debt load. Thus, on July 16, 2001 (the "Petition Date"), Comdisco and each of the fifty Affiliate Debtors filed a voluntary petition in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code.

         Simultaneously, the Debtors' strategic review continued on a parallel track, pursuing the sale of the Availability Solutions business and evaluating the potential sale of the various Leasing businesses. Accordingly, on the Petition Date, Comdisco announced the sale of the Availability Solutions business and the evaluation of the potential sale of one or more of the Leasing business units. As discussed in more detail below, pursuant to a competitive auction, the Debtors on November 15, 2001 sold the Availability Solutions business to SunGard Data Systems, Inc. ("SunGard") for approximately $825 million plus a $10 million working capital adjustment.

         In connection with the Debtors' Leasing business units, at the conclusion of the evaluative auction process, the Debtors accepted the bid of GE Capital for approximately $665 million, including the assumption of approximately $250 million of secured debt, for the purchase of the Electronics and Laboratory and Scientific Leasing verticals. The Bankruptcy Court approved this sale on January 24, 2002. In addition, the Debtors determined to sell their IT Cap Services business to T-Systems, Inc. for approximately $6.8 million dollars. This sale was approved by the Bankruptcy Court on February 14, 2002. In addition, on April 3, 2002, the Debtors signed an agreement to sell the Healthcare vertical to GE Capital for approximately $165 million, including the assumption of approximately $45 million of secured debt.

         The summaries set forth above with respect to certain transactions and events are based upon the Debtors' analysis of such transactions and events. No such description, or others set forth in this Disclosure Statement, shall be admissible against any party, including the Debtors, in any pending or subsequent proceeding, and do not constitute admissions or adoptions of such statements by any party, including the Debtors.

                            VII. THE CHAPTER 11 CASES

A.       Continuation of Business; Stay of Litigation

         On the Petition Date, Comdisco and fifty of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

         An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.       Summary of Certain Relief Obtained at the Outset of the Chapter 11
         Cases

         1.       First Day Orders

         On July 16, 2001, the Debtors filed several motions seeking the relief provided by certain so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

         The first day orders in the Chapter 11 Cases authorized, among other things:

         o the retention of the following professionals to serve on behalf of the Debtors: Skadden, Arps, Slate, Meagher & Flom (Illinois) and its affiliated law practice entities as restructuring counsel; Goldman, Sachs & Co. as mergers and acquisitions advisor; McKinsey & Company as management consultant; Piper Marbury Rudnick & Wolf LLP as special counsel; Rockwood Gemini Advisors as real estate consultant; Bingham Dana LLP as international counsel; Arthur Andersen LLP as financial advisor; and Logan & Company, Inc. as claims and noticing agent;

         o the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business;

         o the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

         o the payment of employees' accrued prepetition wages and employee benefit claims;

         o the payment of certain prepetition commitments or the sale or lease of assets in the ordinary course of business and the ability to manage existing loan portfolios;

         o        the rejection of certain unexpired real property leases;

         o the payment of certain prepetition obligations to customers and the continuation of customer programs and practices;

         o the continuation of utility services during the pendency of the Chapter 11 Cases;

         o        the payment of certain prepetition tax claims; and

         o the joint administration of each of the Debtors' bankruptcy cases.

         2.       Appointment of Creditors' Committee and Equity Committee

         On July 24, 2001, the Office of the United States Trustee for the Northern District of Illinois (Eastern Division) ("United States Trustee") appointed an Official Committee of Unsecured Creditors (the "Creditors' Committee") pursuant to section 1102 of the Bankruptcy Code to represent the interests of all unsecured creditors in this case. The following creditors were selected from the unsecured creditors who were willing to serve as members of the Creditors Committee: (i) Wells Fargo Bank Minnesota, N.A., (ii) Mizuho Trust & Banking (USA), (iii) Fidelity Investments Money Management, Inc. (iv)
Prudential Investments Management, Inc., (v) Bank of America, N.A., (vi) Citibank, N.A., (vii) Royal Bank of Scotland Group, (viii) Verizon and (ix) Credit Lyonnais.

         On July 27, 2001, Fidelity Investments Money Management, Inc. resigned from the Creditors' Committee and PPM America, Inc. was appointed as a member of the Creditors' Committee. On December 10, 2001, PPM America, Inc. resigned as a member of the Creditors' Committee.

         On January 22, 2002, Prudential Investment Management, Inc. resigned from the Creditors' Committee.

         On February 28, 2002, State Street Bank and Trust Company succeeded Mizuho Bank and Trust Company as a member of the Creditors Committee.

         The Creditors' Committee is represented by Chaim J. Fortgang whose office is located in New York City. Co-Counsel to the Creditors' Committee are the law firms of Latham & Watkins of Chicago, Illinois and Gardner, Carton & Douglas of Chicago, Illinois. The Creditors' Committee's Restructuring and Accounting Advisor is Ernst & Young Corporate Finance LLC. The Creditors' Committee's Investment Banker is Lazard Freres & Co. LLC.

         On September 5, 2001, the United States Trustee appointed an Official Committee of Equity Holders (the "Equity Committee") pursuant to section 1102 of the Bankruptcy Code to represent the interests of all equity holders in this case. The following equity holders were selected to serve as members of the Equity Committee: (i) David J. Greene & Co., LLC; (ii) Glenview Capital Management; (3) Redwood Asset Management; (iv) Talon Asset Management; and (v) Pontikes' Family Trusts. In September 2001, the Pontikes' Family Trusts resigned its position as a member of the Equity Committee.

         The Equity Committee is represented by Edward S. Weisfelner of Brown Rudnick Berlack Israels, LLP in New York, New York. Co-Counsel to the Equity Committee is the law firm of Bell, Boyd & Lloyd, LLP of Chicago, Illinois. The Equity Committee's Financial Advisor is Chanin Capital Partners.

C.       Post-Petition Financing

         On July 16, 2001, the Debtors obtained authority from the Bankruptcy Court to enter into the Secured Super-Priority Debtor-in-Possession Revolving Credit Agreement (the "DIP Facility") with Citibank, N.A., as agent, The Chase Manhattan Bank, as syndication agent, Heller Financial, Inc., as documentation agent, and Salomon Smith Barney and J.P. Morgan Securities, Inc., as joint lead arrangers and joint book runners, under which the lender parties to the agreement agreed to provide financing to the Debtors in an amount up to $600 million, subject to borrowing base and other limitations. The order approving the DIP Facility was entered on an interim basis on July 16, 2001 and, after reducing the amount available under the DIP Facility to $450 million, a final order with respect thereto was entered on August 23, 2001.

         The Debtors sought approval of the DIP Facility to insure the necessary liquidity during the sale process. The funds available under the DIP Facility provided comfort to vendors and resulted in the Debtors generally being able to obtain goods and services on the same terms as prior to filing these Chapter 11 Cases. The DIP Facility also provided the necessary security to the Debtors' customers so that they would continue to do business with the Debtors thereby minimizing the harm to the Debtors' businesses as potential sales were pursued.

         After the Debtors' closed the sale of the Availability Solutions business for approximately $835 million including working capital adjustment, the Debtors no longer needed the liquidity provided by the DIP Facility. Therefore, as of January 25, 2002, Comdisco entered into Amendment No. 6 to Credit Agreement (the "Amendment") with the Subsidiary Guarantors, Lenders, Issuers and Citibank (the terms "Subsidiary Guarantors," "Lenders," "Issuers" and "Citibank" shall have the meaning ascribed to them in the Amendment) which terminated the commitment under the DIP Facility and terminated the DIP Facility between all parties with the exception of Citibank, as both Lender and Administrative Agent, and Comdisco. The DIP Facility was terminated in all respects on March 21, 2002.

D.       Other Material Relief Obtained During the Chapter 11 Cases

         1. Paying Certain Prepetition Commitments and Honoring Loan Obligations

         The Debtors requested entry of an order authorizing the Debtors, in their sole discretion, to (a) honor certain prepetition commitments in the ordinary course of business, (b) sell, lease or otherwise dispose of certain assets in the ordinary course of business, and (c) manage their loan portfolio in the ordinary course of business. Entry of this order was necessary to preserve the Debtors' ability to run their business in the ordinary course without the disruption resulting from the chapter 11 filings, thereby maximizing the value of the estate.

                  a.       Honoring Prepetition Commitments

         The Debtors obtained authority to honor certain prepetition commitments including (i) commitments essential to the continued operations of the Debtors' Leasing business; (ii) commitments for services for which customers already have paid the Debtors; (iii) commitments relating to goods sold by the Debtors on consignment; (iv) commitments to make contributions to investment funds; and (v) commitments related to certain securitization agreements. The Debtors believed that it was essential that they honor these prepetition commitments in order to preserve and maximize the value of their assets for the benefit of their estates and creditors.

                  b.       Sale or Lease of Assets

         The Debtors, in the ordinary course of their Leasing business, sell, lease and otherwise dispose of equipment and related assets. In addition, the Debtors, during the term of many leases, reconstitute the leases, extending the maturity and modifying other lease terms. Notwithstanding that all of the Debtors' activities relating to the sale and lease of the assets are in the ordinary course of the Debtors' business, in the event that potential purchasers or lessees asserted that the Debtors needed a court order for such transactions, and to insure that the Debtors' efforts to conduct their business in the ordinary course were not impaired, the Debtors requested a court order affirming their ability to operate their Leasing business, including transfer, sell or lease equipment, in the ordinary course of business, without any additional notice or hearing.

                  c.       Authority to Manage Loan Portfolio

         The Debtors' Ventures group, in exchange for financing it provided prior to the Petition Date to certain technology and Internet-based start-up companies, received warrants and other equity rights to purchase a set amount of the borrower's stock. As a result, the Debtors have equity rights and interests in approximately 470 companies. Because of the equity component of the financing provided by the Ventures group, the Debtors' portfolio management includes: (i) exercising warrants and equity rights and paying the related exercise prices;
(ii) selling stock of the portfolio companies; (iii) selling section 144 restricted securities or private placements; (iv) converting debentures into equity; and (v) restructuring or returning warrants. In addition, to maximize the value of the loan portfolio, the Debtors often modify the terms of the loans.

         These activities were in the ordinary course of the Debtors' business, but, out of an abundance of caution, the Debtors requested entry of an order affirming the Debtors' ability to engage in such managing activities.

         2.       Sale of Businesses

         In connection with filing these Chapter 11 Cases, the Debtors determined it was necessary to sell the Availability Solutions business as soon as practicable because of the higher sensitivity of this business to the Debtors' financial condition. The Debtors' believed that if this business was not sold quickly, there would be a substantial deterioration in value. The Debtors also determined to conduct an evaluative bidding process to determine whether to sell or retain the various segments of the Leasing business.


                  a.       Sale of Availability Solutions

         As a result of this review, the Company announced as part of the filing of the Chapter 11 Cases that it had reached agreement to sell its Availability Solutions business to Hewlett-Packard Company ("HP") for $610 million in cash, subject to higher or otherwise better bids in the bankruptcy court auction process.

         On July 16, 2001 the Debtors filed a Motion (A) Approving (i) Bidding Procedures, (ii) the Form and Manner of Sale Notices, and (iii) Termination Payments and (B) Authorizing and Approving (i) the Sale of

Certain of the Debtors' Assets Free and Clear of Liens, Claims and Encumbrances,
(ii) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (iii) the Assumption of Certain Liabilities (Services Division) (the "Availability Solutions Sale Motion") in which the Debtors sought authority from the Bankruptcy Court to proceed with the sale of their Availability Solutions Division to HP or the higher or otherwise better bidder. On August 9, 2001, the Court entered an order approving the bidding procedures and the form and manner of providing notice of the sale to interested parties.

         Pursuant to the bidding procedures, the Debtors set October 8, 2001 as the deadline for receiving bids, and on October 11, 2001, the Debtors held an auction for the Availability Solutions business. After the auction, the Debtors, with the support of the Statutory Committees, selected the bid of SunGard Data Systems, Inc. ("SunGard") of $825 million as the highest or otherwise best bid received. Subsequently, the Department of Justice commenced a civil suit against the Debtors and SunGard seeking to enjoin the sale to SunGard. HP, with the support of the Creditors' Committee, presented an increased bid of $750 million to the Debtors, and the Debtors requested, and received, an adjournment of the sale hearing to evaluate the increased bid with the assistance of their professionals.

         Simultaneously, the Debtors defended themselves in the Department of Justice's antitrust suit. Beginning on November 7, 2001, the Bankruptcy Court commenced a three-day hearing during which the HP and SunGard bids were presented to the Bankruptcy Court for approval. At the conclusion of the hearing, on November 9, 2001, the sale of the Availability Solutions business to SunGard was approved by the Bankruptcy Court and, after the success of the resolution of the antitrust litigation, closed on November 15, 2001 for $825 million plus a $10 million working capital adjustment.

                  b.       Evaluation and Sales of Leasing Businesses

         In addition to the sale of its Availability Solutions business, Comdisco pursued other strategic alternatives to create value for its stakeholders, including evaluating the retention or potential sale of certain of its leasing assets to several interested buyers. The Leasing business provides leasing, asset management, equipment remarketing and equipment refurbishment services. The principal markets for this business include North America, Europe and the Pacific Rim.

         On July 20, 2001,  the Debtors  filed a Motion for Orders (A) Approving
(i) Bidding Procedures and (ii) Form of Asset Purchase Agreement and (B) Authorizing and Approving (i) the Sale of Certain of the Debtors' Assets Free and Clear of Liens, Claims and Encumbrances, (ii) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (iii) the Assumption of Certain Liabilities (Leasing Division) (the "Leasing Sale Motion"). On August 30, 2001, the Bankruptcy Court entered an order approving the bidding procedures and the form and manner of providing notice to interested parties.

         On November 15, 2001, the Debtors held an auction with respect to the Electronics Leasing vertical; in addition, on November 29 and 30, 2001, the Debtors held an auction with respect to the IT Leasing, Healthcare, Laboratory and Scientific and Telecommunications verticals. On December 21, 2001, the Debtors served notice of an amendment to the bidding procedures stating that the deadline for submitting a final bid for the sale of each segment was January 7, 2002, at 6:00 p.m. (EST).

         After receiving final bids, the Debtors selected the bid of GE Capital as the highest and best bid for their Electronics and Laboratory and Scientific Leasing businesses. Subsequently, on January 24, 2002, the Bankruptcy Court entered an order approving the sale of the Debtors' Electronics and Laboratory and Scientific Leasing business to GE Capital for $665 million, including the assumption of approximately $250 million of secured debt. Also, on February 14, 2002, the Court entered an order approving the sale of a subset of IT Leasing, IT Cap Services, to T-Systems Inc for $6.8 million. In addition, although the Debtors did not accept any bid from the auction for the Healthcare Leasing business, on February 28, 2002, GE Capital submitted a new bid for the purchase of the Healthcare Leasing business and on April 3, 2002, the Debtors entered into an agreement to sell this business to GE Capital for approximately $165 million, including the assumption of approximately $45 million of secured debt, which sale was approved by the Court on April 18, 2002.

         3.       Employee Compensation Programs

         The Debtors designed employee compensation programs (the "Compensation Programs") to minimize management and other key employee turnover by providing incentives for employees, including senior management, to remain in the Debtors' employ and to maintain the value of the Debtors' estates during these proceedings. The Debtors' ability to maintain their business operations and preserve value for their estates was dependent upon the continued employment, active participation, and dedication of the employees who possess the knowledge, experience, and skills necessary to support the Debtors' businesses.

         Prior to the Petition Date, and with the assistance of the Debtors' financial advisor, the Debtors undertook a comprehensive analysis of their compensation systems and, as a result, modified certain existing plans and developed and implemented new plans designed to retain key employees. In the time that the Compensation Programs were in place prior to commencement of these cases, the Programs achieved the goals of rewarding employees who met performance-based criteria and preventing a mass exodus of employees despite the Debtors' poor financial position and media leaks of a potential bankruptcy filing. Based upon the foregoing, the Debtors' business judgment was that the Compensation Programs must remain through the Debtors' reorganization process. As a result, the Debtors sought and received authority from the Court to continue its compensation programs, which are described in greater detail below.

                  a.       The Retention Programs

         The Debtors instituted two programs (the "Retention Programs") designed to provide incentives for the Debtors' key employees to remain in the Debtors' employ throughout the reorganization process. These programs are known generally as the "Key Employee Retention Program" and the "Ventures Retention Program." The Programs apply to different pools of employees; thus employees were eligible to participate only in one of the Programs.

         Approximately 900 employees are eligible to participate in the Key Employee Retention Program. This Program was implemented on May 1, 2001 and will conclude on April 30, 2002. The estimated amount of payments made under this Program will be approximately $26,000, on average, per employee.

         The Ventures Retention Program is much more limited than the Key Employee Retention Program as only five key employees were eligible to participate in this Program. The Program was implemented on May 1, 2001 and will conclude on April 30, 2002, or upon confirmation of a plan of reorganization. The estimated amount of payments made under this Program will be $500,000.

                  b.       The Incentive Programs

         The Incentive Programs comprise complementary programs designed to provide additional compensation in accordance with certain performance-based criteria to certain employees who successfully assisted in maintaining the Debtors' businesses during the sale and reorganization process. These programs are known as the "Annual Incentive Plan," the "Key Management Incentive Plan" and the "Chairman's Discretionary Fund" (the "Fund"). The Annual Incentive Plan and the Key Management Incentive Plan (collectively, the "Plans") apply to two separate pools of employees. The Annual Incentive Plan, which is designed to focus employees on key business objectives as part of the Debtors' business plans, applies primarily to eligible salaried employees. The estimated amount of payments to be made under this Plan is $26 million.

         Approximately 50 employees are eligible to participate in the Key Management Incentive Plan. This Plan was designed to retain and reward key employees of the business units that are being sold, as well as certain staff group employees who support the business units. The Plan was implemented on May 1, 2001 and will conclude roughly twelve months later on April 30, 2002. The estimated amount of payments to be made under this Plan during these proceedings is $7,500,000.

         The Chairman's Discretionary Fund applies to any employees who work on critical projects and initiatives for the Debtors. The purpose of the Fund is to assure that bonus funds are available for all employees who provide such services. The amount of the Fund is $6 million.

                  c.       Severance Programs

         Because of the uncertainty of the reorganization process, employees often fear that they will lose their jobs. The Debtors therefore believed that it was critical to maintain severance programs in order to provide transition assistance to employees whose jobs were being eliminated. Thus, the Debtors sought authority to continue its regular prepetition severance program. The Debtors also requested and obtained approval of the Enhanced Severance Program for key employees due to the integral role played by such key employees. The total amount paid under this program has been $1.3 million.

         4.       Senior Management Contracts

         On July 16, 2001, the Debtors filed a Motion Authorizing the Debtors to Assume Certain Employment Agreements with Senior Management Employees. The Debtor sought to assume Mr. Blake's Employment Agreement as Chairman, President and Chief Executive Officer, and Mr. Fazio's Employment Agreement as Senior Vice President and Chief Financial Officer. On July 29, 2001, the Creditors'
Committee filed an Objection to Motion for Order Authorizing the Debtors to Assume Certain Management Agreements with

Senior Management Employees. The Debtors resolved the objection with respect to Mr. Fazio's contract and, on August 23, 2001, the Bankruptcy Court entered an order authorizing the Debtors to assume Mr. Fazio's contract. On August 30, 2001, the Bankruptcy Court overruled the Creditors' Committees' objection to Mr. Blake's contract and entered an order authorizing the Debtors to assume Mr. Blake's contract. On September 7, 2001, the Creditors' Committee filed a Notice of Appeal with the Bankruptcy Court, and on September 17, 2001, the Creditors' Committee transmitted Notice of Appeal to the United States District Court for the Northern District of Illinois (the "District Court"). On March 13, 2002, the Honorable David H. Coar of the District Court entered an Agreed Order for Dismissal with Prejudice of the Creditors' Committee's appeal and granted the motion to assume Mr. Blake's contract.

         5.      Exclusivity

         Pursuant to orders of the Bankruptcy Court dated September 20, 2001, November 28, 2001 and February 14, 2002, the Bankruptcy Court extended the Debtors' exclusive period to propose a plan of reorganization (the "Filing Period") and to solicit acceptances of such plan (the "Solicitation Period"). On September 20, 2001, the Bankruptcy Court further extended the Filing Period through January 15, 2002, and the Solicitation Period through March 15, 2002. On November 28, 2001, the Bankruptcy Court further extended the Filing Period through March 15, 2002, and the Solicitation Period through May 15, 2002. On February 14, 2002, the Bankruptcy Court further extended the Filing Period through April 15, 2002, and the Solicitation Period through June 15, 2002. On March 26, 2002, the Bankruptcy Court entered a bridge order extending the Filing Period through April 18, 2002.

E.       Summary of Claims Process, Bar Date, and Claims Filed

         1.       Schedules and Statements of Financial Affairs

         On September 28, 2001, each of the Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs and the corresponding Global Notes (collectively, the "Schedules and Statements") with the Bankruptcy Court. Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors' books and records. While the Claims set forth in the Schedules and Statements and summarized below include Intercompany Claims, they do not include amounts represented by guaranties. These amounts do not take into account Claims that have been expunged as the result of Claims objections or Claims reconciliation.


DEBTOR                                     CLAIMS
                        SECURED             PRIORITY             UNSECURED
Comdisco Debtors   $518,866,125           $2,527,910        $4,090,617,887
Prism Debtors       $91,480,706              $75,008          $605,008,527
    TOTAL:         $610,346,831           $2,602,918        $4,695,626,414

         2.       Claims Bar Date

         On September 20, 2001, the Bankruptcy Court entered an Order (the "Bar Date Order") establishing the general deadline for filing proofs of claim against the Debtors (the "Bar Date"). The deadline established by the Bankruptcy Court was November 30, 2001 for Claims except Claims of governmental units for which the deadline is, in accordance with section 502(b)(9) of the Bankruptcy Code, January 14, 2002 and for Claims based on the rejection of executory contracts and unexpired leases as to which the bar date is the later of (i) November 30, 2001, (ii) 30 days after rejection, or (iii) such other date as may be set forth in the order approving a rejection. The Debtors' claims and notice agent provided notice of the Bar Date by mailing: (i) a notice of the Bar Date;
(ii) a proof of claim form to each person listed in the Schedules; and (iii) statements which indicated whether the Claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent and/or disputed. In addition, the Debtors published notice of the Bar Date in The New York Times (National Edition), The Wall Street Journal (Global Edition), and USA Today (International Edition) on October 12, 2001.

         3.       Proofs of Claim and Other Claims

         Approximately 4,300 proofs of claim have been filed against the Debtors. Approximately 1,500 of these claims were expunged from the Debtors' claims registry pursuant to the Order under 11 U.S.C. ss.ss. 102(1), 105(a), and 502(b) and Fed. R. Bankr. P. 3007 Disallowing and Expunging Claims Set Forth in First Omnibus Objection (the "First Claims Objection Order"). After the entry of the first Claims objection order, Secured Claims filed and scheduled against Comdisco aggregate approximately $866 million and Unsecured Claims filed and scheduled against Comdisco aggregate approximately $6.1 billion. After the entry of the first Claims objection order, Secured Claims and Unsecured Claims against Prism, not including Claims based on guaranties, aggregate approximately $46 million and $549 million, respectively. In addition, numerous Claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that certain claims that have been asserted are without merit and intend to object to all such claims. There can be no assurance that the Debtors will be successful in contesting any of such Claims.


         4.       Significant Disputed Claims

                  a.       80/20 Plan

         Eleven claims in the amount of approximately $223 million were filed against the Debtors stemming from the Company's Ventures division and the Incentive Compensation Plans (hereinafter defined) entered into by and between Comdisco and certain Ventures' employees. The principal relevant plans are the
(1) Incentive Compensation Plan dated October 1, 1996 (the "1996 Plan"), (2) the Incentive Plan Termination Agreement dated December 16, 1999 (the "Termination Agreement") and (3) the Incentive Compensation Plan dated January 1, 2000 (the "2000 Plan," collectively with the 1996 Plan and the Termination Agreement, the "Compensation Plans"). The claimants allege that the Debtors failed to make payments under the Compensation Plans. The Debtors dispute the amounts claimed by the claimants under the Compensation Plans.

                  b.       SIP Plan

         Under the Company's Shared Investment Plan ("SIP"), 106 senior managers (the "SIP Participants") in February 1998 took out full recourse, personal loans to purchase over six million shares of the Company's common stock for approximately $109 million, and the Company guaranteed repayment of the loans (which have a current outstanding principal balance of approximately $104 million) in the event of default. Many of the SIP Participants have filed proofs of claim alleging that the Company intentionally misrepresented, concealed and omitted material facts to induce the purchase of common stock through the SIP, including Thomas Flohr, who filed a lawsuit, titled Flohr v. Comdisco, Inc., case number 01-cv03187, which is pending in the U.S. District Court for the Northern District of Illinois. The Debtors believe that these claims are without merit. While the Company intends to defend against those claims, the Company has proposed a program to treat SIP obligations as set forth in Section VII.H.

                  c.       Securities Litigation

         A total of fifteen class action lawsuits were filed against the Company, Nicholas Pontikes and John Vosicky, alleging claims of securities fraud under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, 15 U.S.C. ss. 78j(b). The cases were consolidated under the title "In re Comdisco Securities Litigation," case number 01-2110, and Peter Moser was named as the lead plaintiff. The case is pending in the U.S. District Court for the Northern District of Illinois. The Company believes these allegations are without merit and intends to vigorously defend against these claims.

F.       Development and Summary of Business Plan

         Prior to the commencement of these Chapter 11 Cases, Comdisco determined that, as a result, in part, of the changing market for, and decrease in profitability of, its Leasing business, it needed to develop a new strategic business plan to insure future profitability. To this end, Comdisco diversified its business by purchasing Prism and committing additional capital to its Ventures business. As set forth above, as a result of, among other things, a severe economic downturn in the telecommunications and technology industries, neither of these business ventures proved profitable. In addition, Comdisco decided to modify the business plan for its Leasing business. Comdisco had traditionally made most of its profit from its Leasing business by remarketing the equipment it had leased. However, as a result of the increase in new technology and the resulting shorter life of its equipment, this had become less profitable. In addition, the number of new leases being written by Comdisco's Leasing business was beginning to decrease because of increased competition in the leasing industry.

         Therefore, Comdisco began to develop service components for its Leasing business in order to increase profitability. Unfortunately, while the new service components of the Leasing business initially appeared successful, after analyzing the results of their Leasing business, the Debtors have determined that it is not probable that the Leasing business will be able to return to its former level of profitability. During the course of these Chapter 11 Cases, the Debtors along with their financial advisors, investment bankers, analyzed the alternatives for their ongoing business operations. As a result of this analysis, the Debtors have determined, based, in part, on the feasability and execution risk including the ability to retain and expand the customer base and obtain and execute business opportunities, that the best way to maximize the value of their remaining assets for the benefit of all of their stakeholders is to conduct an orderly run off of the remaining Leasing portfolios as well as the Ventures portfolio. In addition, the Debtors will run off the majority of their international operations while evaluating a potential sale of their operations in Germany and France.

         To this end, through the Restructuring Transactions, Comdisco will modify its corporate structure such that Reorganized Comdisco is the parent to two newly formed direct wholly owned subsidiaries, New Leasing Company and New Europe Holding Company. In addition, New Leasing Company will be the direct parent of the newly formed New Ventures Company. On the Effective Date or as soon thereafter as is practicable, Reorganized Comdisco will transfer all of the assets and stock relating to the domestic Leasing business to New Leasing Company and all of the assets relating to the Company's Venture's business to New Venture Company. In addition, Comdisco will transfer all of the stock of the European subsidiaries of New Europe Holding Company. Establishing a European holding company will facilitate control and liquidity management and fund transfers and will potentially provide tax benefits.

         New Leasing Company is the result of the consolidation of two market verticals, IT Leasing and Telecommunications Leasing. The New Leasing Company will maximize the value of these Leasing verticals through the orderly run off of these portfolios. The run off strategy will seek to maximize the residual value of the leased assets through, among other things, negotiating early terminations for current leases and remarketing of currently leased assets. The Debtors believe this run off will take approximately three years.

         New Ventures Company will seek to run off the Ventures portfolio in order to maximize its value. The New Ventures Company will work to maximize collections relating to both Ventures leases and loans and to recover the underlying collateral securing the leases and loans. In addition, the New Ventures Company will work to maximize the value of the warrant and equity portfolio by renegotiating strike prices and going to market valuations realized from IPO's, acquisitions or value exchanges. The Debtors believe the run off of the Ventures portfolio will last approximately five years.

         The Debtors are currently evaluating the sale of their French and German operations. These sales will be conducted on an expedited basis to prevent further deterioration in value and, if possible, will close prior to the Effective Date of the Plan. If the Debtors do not receive an acceptable offer for either the sale of France or Germany, then New Europe Holding Company will run off these businesses. The Debtors, do not believe that the remaining subsidiaries in Europe, the non-core operations, are viable sales candidates. Therefore, New Europe Holding Company will consolidate or run off the remaining non-core European operations. The Debtors believe that they will either have consolidated the non-core operations into France and Germany or have run off these operations by the end of 2002. The liabilities of the European subsidiaries will be satisfied from the proceeds of these sales and the run off, to the extent there is sufficient capital. The excess Cash will then be dividend to Reorganized Comdisco. Neither New Europe Holding Company nor its subsidiaries will assume any of the liabilities of the Debtors.

         The remaining assets (the "Corporate Assets") of the Debtors will remain in Reorganized Comdisco and will be sold or run off. These assets include real estate, property, plant and equipment, residual electronics and laboratory and scientific assets not purchased by GE Capital, software, equipment from Comdisco's manufacturing and network services Leasing business, the Pacific Rim Leasing business and the Mexico Leasing business, and a limited amount of equity and other investments. The Debtors believe the liquidation of these assets will last approximately three years.

G.       Management Incentive Plan

         In order to maximize recoveries under the Plan, it is essential that critical employees be retained and remain motivated to execute the Debtors' post-emergence business strategies. Specifically, the Debtors believe that value can be maximized in connection with the run off or sale of the various segments of the Debtors' assets by building off of the long-standing relationships that the Debtors' current employees have in the marketplace. Thus, the Debtors have developed a comprehensive compensation program that includes a stay bonus plan (the "Stay Bonus Plan") designed to retain essential support and professional staff and a performance-based plan (the "Management Incentive Plan") designed to retain key employees at each of the business units and at the corporate headquarters. The Debtors intend to file a motion seeking Court approval of the Management Incentive Plan, to be heard on May 31, 2002.

         The Stay Bonus Plan is a basic retention program covering approximately 426 employees, including 65 European employees, and is designed to retain essential support and professional personnel. Eligible participants under this compensation plan will accrue one week's salary for each two weeks of work after April 1, 2002. One-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15. The remaining one-half will be paid upon job termination other than for cause or voluntary resignation. The total cost of the Stay Bonus Plan is expected to be $18.9 million. Employees eligible for the Stay Bonus Plan are not eligible to participate in the Management Incentive Plan.

         The Management Incentive Plan covers managers responsible for the overall direction and organizational discipline for achieving results within a particular business unit and portfolio, sales, finance and legal personnel who are directly responsible for achieving those results within that unit. The Management Incentive Plan also covers key corporate employees whose services are required to facilitate business operations and to administer claims and related chapter 11 matters. The Management Incentive Plan supersedes any prior compensation programs for which such employees would have been eligible. Employees who voluntarily terminate their employment prior to their respective payment dates under the Management Incentive Plan or are terminated for cause are not eligible for any payments from these plans that have not already been paid.

         The Management Incentive Plan is tailored to provide appropriate levels of compensation to key employees in each of the four main business units - U.S. Leasing, Ventures, European Leasing and Corporate Asset Management Group - as well as at the corporate level. While the award opportunities differ for each of these units, the Management Incentive Plan as a whole is intended to provide adequate compensation for retention of key employees within a unit as that unit moves toward its post-emergence business targets (such targets referenced herein to be adjusted for estimated versus actual March 31, 2002 balance sheet amounts) and to provide additional performance-based reward opportunities if those targets are exceeded.

         U.S. Leasing: The Management Incentive Plan for the U.S. Leasing unit covers approximately 32 key employees. Participants under this plan are eligible to receive semiannual performance bonuses and "upside" sharing opportunities.

         The semiannual performance bonus component is designed to reward employees for meeting specified business objectives. Participants who meet their specified objectives will accrue bonuses up to 100% (sales personnel), 75% (portfolio managers) or 50% (all other eligible participants) of their base salary for each six months of employment after April 1, 2002. One-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15. The remaining one-half will be paid upon job termination other than for cause or voluntary resignation, except with respect to sales personnel who will receive the entire amount without any deferral. One-half of the determination of whether participants have attained their specified objectives is based upon meeting the cumulative cash-flow objectives necessary to achieve the proposed threshold and plan recovery (100% payout at plan; 70% at 90% of threshold, and interpolated in between), and one-half of the determination is based upon individual performance as assessed by management. The total maximum cost of this component is $8.8 million.

         In addition, participants are eligible to share at graduated levels in the "upside" of the performance of the post-emergence U.S. Leasing unit. This element of compensation is designed to directly incentivize participants to maximize asset realization values in connection with the run off of the U.S. Leasing business - the greater the asset realization, the greater the incentive compensation. Specifically, in connection with the run off of the U.S. Leasing business, the Debtors have set a threshold target of approximately $452 million on a present value basis as of April 1, 2002. If that threshold target is not achieved, eligible participants will not receive any upside sharing compensation. If the threshold target is exceeded, eligible participants would share in a pool funded as follows:


% Above Threshold                  Sharing           Maximum              Maximum Total Cost
                                   Percentage        Incremental Cost
0-2% ($452-461 million)            3%                $0.3 million         $0.3 million
2-4% ($461-470 million)            7%                $0.6 million         $0.9 million
4-6% ($470-479 million)            10%               $0.9 million         $1.8 million
6-8% $479-488 million)             16%               $1.4 million         $3.2 million
over 8% (over $488 million)        20%               20% of               $3.2 million plus 20% of
                                                     incremental value    incremental value over $488
                                                                          million


         Thus, for illustrative purposes, if the business plan target of approximately $529 million is realized (i.e., 17% above the threshold target) then the total pool from which eligible participants would share is $8.8 million ($3.2 million for amount realized up to $488 million, plus 20% of $41 million increment between $488 million and $529 million).

         If a participant is terminated (other than for cause) prior to the completion of the run off, such employee would be eligible for a pro rata share of the pool based upon length of service after April 1, 2002. If substantially all of the Debtors' assets are sold after April 1, 2002, then participants will receive the greater of the plan payout ($8.8 million) or the upside sharing amount (as set forth in the chart above) assuming that performance meets or exceeds plan. Payment will be made on a present value basis. If a participant is terminated (other than for cause) prior to the New Leasing Company achieving 90-95% of total value (subject to agreement of remaining asset disposition). Participants will be considered fully vested in the upside if 75% or greater run off value has been realized. If the upside sharing amount exceeds 300% of a participant's severance amount, any additional upside sharing payments will be made net of the severance amount.

         Ventures: The Management Incentive Plan for the Ventures unit covers approximately 21 key employees. This program is structured similarly to that for the U.S. Leasing unit and includes a semiannual performance bonus and an upside sharing opportunity.

         Participants under the Ventures Management Incentive Plan that meet specified objectives are eligible to receive a semiannual performance bonus of up to 50% of their base salary for each six months of employment. As with U.S. Leasing, one-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15. The remaining one-half will be paid upon job termination other than for cause or voluntary resignation. One-half of the determination of whether participants have attained their specified objectives is based upon meeting the cumulative cash-flow objectives necessary to achieve the proposed threshold and plan recovery (100% payout at plan; 70% at 90% of threshold, and interpolated in between), and one-half of the determination is based upon individual performance as assessed by management. The total maximum cost of this component is $3.7 million.

         The upside sharing opportunities for the key Ventures employees is also based upon exceeding targeted asset recovery values in connection with the run off of the Ventures portfolio. In this case, the Debtors have set a threshold target of approximately $376 million on a present value basis as of April 1, 2002. Again, if that threshold target is not achieved, eligible participants will not receive any upside sharing compensation. If the threshold target is exceeded, eligible participants would share in a pool funded as follows:


% Above Threshold                  Sharing           Maximum              Maximum Total Cost
                                   Percentage        Incremental Cost

0-3% ($376-387 million)            5%                $ .6 million         $ .6 million
3-6% ($387-399 million)            10%               $1.1 million         $1.7 million
6-9% ($399-410 million)            15%               $1.7 million         $3.4 million
9+% (over 410 million)             20%               20% of               $3.4 million plus 20% of
                                                     incremental value    incremental value over $410
                                                                          million


         Thus, for illustrative purposes, if the business plan target of approximately $426 million is realized (i.e., 13% above the threshold target) then the total pool from which eligible participants would share is $6.6 million ($3.4 million for amount realized up to $410 million, plus 20% of $16 million increment between $410 million and $426 million).

         Unlike the U.S. Leasing portfolio, the Ventures leasing portfolio includes the ability to realize value on warrants issued to the Debtors by many of the Ventures' portfolio customers. The value of these warrants is highly speculative and, according to the Debtors' best estimate, could ultimately result in less than $20 million of incremental value or more than $120 million. So as to appropriately incentivize participants in the Ventures Management Incentive Plan to create value opportunities by restructuring Comdisco Ventures' warrant portfolio without overly compensating such participants if the higher range of warrant values is realized, only 25% of every dollar realized in warrant proceeds contributes toward the achievement of the upside sharing pool, up to a maximum of 10% of overall asset realization.

         As with U.S. Leasing, if a participant is terminated (other than for cause) prior to the completion of the run off of the Ventures lease portfolio, such employee would be eligible for a pro rata share of the pool based upon length of service after April 1, 2002. If substantially all of the Ventures assets are sold after April 1, 2002, then participants will receive the greater of the plan payout ($6.6 million) or the upside sharing amount (as set forth in the chart above) assuming that performance meets or exceeds plan. Payment will be made on a present value basis. If a participant is terminated (other than for cause) prior to achieving of 90 - 95% of total value (subject to agreement of remaining asset disposition). Participants will be considered fully vested in the upside if 75% or greater run off value has been realized. If the upside sharing amount exceeds 300% of the participant's severance amount, any additional upside sharing payments will be made net of the severance amount.

         Europe: In addition to country-specific retention programs, two employees are eligible to participate in the European Management Incentive Plan, the chief executive officer and the chief financial officer of European operations. The European Management Incentive Plan is structured around meeting separate objectives for the core European countries (i.e., Germany and France) and the remaining non-core European countries. The total maximum cost of this program is $1.4 million.


         With respect to the core European countries, the two participants are eligible to receive a bonus of 1.5 to 2 times base salary in connection with a sale of those business units depending upon percentage of net book value realized and speed of closing a transaction. The following table summarizes the award opportunities in connection with a sale of these units:


Percentage of
Book Value      Sale by 12/31/02                   Sale by 3/31/03
Realized
85-95%          2.0 times base salary              1.5 times base salary
50-85%          1.5 times base salary              1.5 times base salary

         If a sale of the core European business cannot be timely effectuated or a decision is made to abandon a sale process, then the foregoing sale compensation plan will not be operative. In its place, the two participants would be eligible to receive instead a semiannual performance bonus of up to 75% of base salary if other business objectives are satisfied plus up to 100% of base salary if more than 75% of book value is ultimately realized on the core European assets.

         With respect to the non-core European businesses, the two participants are eligible to receive a bonus payment of up to 50% of base salary if the leasing portfolios in those countries are consolidated into the core countries and the respective offices closed by December 31, 2002.

         All other employees in the core and non-core European countries are eligible to participate in one or more retention or incentive programs with a total aggregate cost of up to approximately $5.7 million.

         Corporate Asset Management Group: Five key employees are eligible to participate in a Management Incentive Program relating to the sale of electronics inventory not sold in connection with the sale of the Electronics and Laboratory and Scientific Leasing business.

         The participants under this program are eligible to receive a semiannual performance bonus equal to 50% of base salary for each six month period for meeting specified objectives. One-half of the determination of whether participants have attained their specified objectives is based upon meeting the cumulative cash-flow objectives necessary to achieve the proposed threshold and plan recovery (100% payout at plan; 70% at 90% of threshold, and interpolated in between), and one-half of the determination is based upon individual performance as assessed by management. One-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15. The remaining one-half will be paid upon job termination other than for cause or voluntary resignation. In addition, the participants in this program are eligible to share in 10% of the upside of the electronics inventory sold in excess of $29 million. If the upside sharing amount exceeds 300% of the participant's severance amount, any additional upside sharing payments will be made net of the severance amount. The total anticipated cost of this program is less than $1 million.

         Corporate: Approximately nineteen division executives and members of corporate management whose services facilitate the overall functioning of the business unit operations (i.e., areas such as information systems, legal, finance, and human resources) are eligible to participate in a semiannual performance bonus plan. Under this plan, participants are eligible to receive 50-150% of base salary (depending on criticality of function) for each six month period upon achievement of specified objectives. One-half of such accrued benefits will be paid in two semiannual installments to be paid each year on or about May 15 and November 15. The remaining one-half will be paid upon job termination other than for cause or voluntary resignation. The total anticipated cost of this program is approximately $9.8 million.

         In addition, approximately eight corporate management and staff participants with direct line responsibility for claims management are eligible to participate in an incentive pool based on reducing off- balance sheet and tax claims filed in these chapter 11 cases. Specifically, over $600 million of off-balance sheet and tax claims were filed in these cases. To the extent that those claims are ultimately reduced to below

$237 (excluding SIP Claims) million, participants in this program are eligible to share in a graduated incentive pool (capped at 100% of base salary) as follows:


Claims Amount         Incremental        Incremental Bonus Pool Total Bonus Pool
                      Management % Share
$267 million (baseline) 0%                  $0                    $0
$217 million           .5%                  $250,000              $250,000
$167 million           .75%                 $375,000              $625,000
$117 million          1.0%                  $500,000              $1.125 million
$67 million           2.0%                  $1 million            $2.125 million

         Severance: In order to provide appropriate severance compensation for senior key executives and senior managers who are new to the Company, the Debtors have established an enhanced severance plan. All business unit or corporate senior managers who participate in the semiannual performance bonus or upside sharing plans, and the Chief Financial Officer of European operations are eligible for the plan. The plan will pay the greater of (1) the regular severance program (based on length of service) or (2) either (a) 100% of base salary for senior executives and 50% of base salary for senior managers, as designated, if terminated (other than for cause) within twelve months of emergence from the Chapter 11 Cases or (b) 50% of base salary for senior executives and 25% of base salary for senior management, as designated, if terminated (other than for cause) after twelve months of emergence from the Chapter 11 Cases. There will be no severance for voluntary resignations.

         In addition, all employees will continue to be eligible for the Company's regular severance plan.

H.       SIP Subrogation Claims

         The SIP is a Shared Investment Plan wherein 106 Comdisco managers took out approximately $109 million in full recourse, personal loans to purchase over six million shares of Old Common Stock. Pursuant to the SIP Guarantee Agreement, Comdisco guaranteed repayment of the loans. To the extent that Comdisco makes any payments under the SIP Guarantee Agreement, Comdisco is subrogated to the rights of the banks and may seek to collect amounts paid on behalf of the SIP Participants from the respective SIP Participants.

         Many of the SIP Participants have filed proofs of claim alleging that the Company intentionally misrepresented, concealed and omitted material facts to induce the purchase of Old Common Stock through the SIP. While Comdisco intends to defend against those claims, Comdisco, in consultation with the Creditors' Committee, has constructed a proposal which Comdisco believes will resolve such claims without protracted litigation, create liquidity for the benefit of Comdisco's stakeholders and provide retention compensation for Comdisco's post-emergence employees.

         Specifically, pursuant to the SIP proposal, all SIP participants are eligible for a 20% reduction of their SIP Subrogation Claim (the "Base Relief") by agreeing, on or before August 30, 2002, (i) to release all claims and SIP-related Interests (but not other Interests in Old Common Stock) against Comdisco and any of the Released Parties, and (ii) to pay the remaining 80% of such SIP Subrogation Claim within 30 days after Comdisco notifies a SIP Participant that Comdisco will be making, or has made, a payment in connection with the SIP Guaranty Agreement.

         In addition, any SIP Participant employed by Comdisco as of the Petition Date, other than an employee terminated for cause or who voluntarily resigned prior to July 31, 2002, is eligible for an additional 20% reduction (a total of a 40% reduction) of their SIP Subrogation Claim, subject to the same terms described with respect to the Base Relief, except that only the remaining 60% of their SIP Subrogation Claim must be repaid.

         Finally, any SIP Participant employed by Comdisco as of August 1, 2002, shall be eligible, based upon the criticality of their employment services, to receive an additional reduction of either 20% or 40% (for a cumulative total of 60% or 80% reduction) of their SIP Subrogation Claim owed to Comdisco, provided that (i) the same terms described with respect to the Base Relief shall apply, except that (a) only the remaining 40% or 20%, respectively, of their SIP Subrogation Claim must be repaid, and (b) such repayment occur on the later of 30 days after receipt of a SIP Participant's last Reorganized Comdisco earnings or 30 days after Reorganized Comdisco notifies a SIP Participant that Reorganized Comdisco will be making, or has made, a payment in connection with the SIP Guaranty Agreement, (ii) up to 50% of such employee's non-base salary for post-April 1, 2002, earnings shall be held by Reorganized Comdisco to secure the payment required to be made by such employee under the Base Relief and (iii) if such employee voluntarily leaves the employ of Reorganized Comdisco or is terminated for cause, then such employee shall only be eligible for the Base Relief.

         The SIP Subrogation Claims with respect to any SIP Participant not electing to receive the Base Relief or such additional relief that such person may be entitled to as set forth above shall be transferred for collection to the Litigation Trust. No portion of this SIP proposal shall effect any indemnification, reimbursement or other rights which Reorganized Comdisco may have as to any party other than a SIP Participant or any rights, objections or defenses which Reorganized Comdisco may have with respect to the claims made against Reorganized Comdisco under the SIP Guaranty Agreement or otherwise related to the SIP.


                     VIII. SUMMARY OF THE REORGANIZATION PLAN

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS AND SCHEDULES ATTACHED THERETO.

         ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS

REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

A.       Overall Structure of the Plan

         Shortly after filing for relief under Chapter 11 of the Bankruptcy Code, the Debtors focused on the formulation of a plan of reorganization that would maximize value for the benefit of all constituents.

         The Plan constitutes a separate plan of reorganization for the Comdisco Debtors and the Prism Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for both the Comdisco Debtors and the Prism Debtors. Under the Plan, Claims against, and Interests in, Comdisco and Prism are divided into Classes according to their relative seniority and other criteria.

         If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Claims in certain Classes will be reinstated or modified and will receive distributions equal to the full amount of such Claims and (2) the Claims in other Classes and Interests will be modified or extinguished and will receive distributions constituting a partial recovery on such Claims. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, securities and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

         The terms of the Plan are based upon, among other things, the Debtors' assessment of their ability to achieve the goals of the Business Plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of the Reorganized Debtors' businesses. Following consummation of the Plan, the Reorganized Debtors will operate their businesses with a reduced level of indebtedness and operating expenses.

B.       Substantive Consolidation and Intercompany Claims

         The Plan provides for the substantive consolidation of the estates that comprise the Comdisco Debtors, and the estates that comprise the Prism Debtors, respectively, only for purposes of the Plan, that is, for voting, confirmation and distribution purposes. The Plan does not provide for the substantive consolidation of the Comdisco Debtors and the Prism Debtors. Substantive consolidation under the Plan will not effect a transfer or commingling of any assets of any Debtors, and all assets (whether tangible or intangible) will continue to be owned by the respective Debtors.

         1.       Discussion of Substantive Consolidation Generally

         Generally, substantive consolidation of the estates of multiple debtors in a bankruptcy case effectively combines the assets and liabilities of the multiple debtors for certain purposes under a plan. The effect of consolidation is the pooling of the assets of, and claims against, the consolidated debtors; satisfying liabilities from a common fund; and combining the creditors of the debtors for purposes of voting on reorganization plans. In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir.1988). There is no statutory authority specifically authorizing substantive consolidation. The authority of a Bankruptcy Court to order substantive consolidation is derived from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that the court may issue orders necessary to carry out the provisions of the Bankruptcy Code. In re DRW Property Co.82, 54 B.R. 489, 494 (Bankr. N.D.Tex.
1985).Nor are there statutorily prescribed standards for substantive consolidation. Instead, judicially developed standards control whether substantive consolidation should be granted in any given case.

         The propriety of substantive consolidation must be evaluated on a case-by-case basis. E.g., FDIC v. Colonial Realty Co., 966 F.2d 57 (2d Cir.1992). The extensive list of elements and factors frequently cited and relied upon by courts in determining the propriety of substantive consolidation may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. 860 F.2d at 518. Some courts have viewed these elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

         Among the specific factors or elements looked to by courts are the following:

                 o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                 o the presence or absence of consolidated financial statements among the entities to be consolidated;

                 o the commingling of assets and business functions among the entities to be consolidated;

                 o the unity of interests and ownership among the various entities;

                 o the existence of parent and intercorporate guarantees on loans to the various entities;

                 o the transfer of assets to and from the various entities without formal observance of corporate formalities; and

                 o the effect on the percentage recovery of a claim if substantive consolidation is allowed compared to administrative consolidation.

         Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the elimination of multiple and duplicative creditor claims, joint and several liability claims and guarantees and the payment of allowed claims from a common fund. Absent such substantive consolidation, payment of such duplicative claims would be dilutive of the amounts ultimately payable to holders of Other Allowed Class Claims against the Debtors. The Debtors believe that substantive consolidation is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases.

         2.       Comdisco Debtors

         The facts and circumstances surrounding the historical business operations of the Comdisco Debtors support substantive consolidation in these Chapter 11 Cases. The Comdisco Debtors historically have issued consolidated financial statements and filed consolidated tax returns through Comdisco, Inc. As reflected in the domestic organization chart attached as Appendix B-1 to this Application, Comdisco, Inc. is the direct parent, and the owner of at least ninety-five percent (95%) of either the common stock or the membership interests as applicable, of the other Comdisco subsidiary Debtors. Comdisco, Inc. and its subsidiary Debtors have common officers and directors and have shared key employees and outside professionals, including, but not limited to, employees of Comdisco who performed human resources, legal and risk management services for the benefit of all the Comdisco Debtors and accounting firms, law firms and consultants who rendered services to all Debtors. Almost all of the assets of the Comdisco Debtors are held by Comdisco.

         In addition, the Comdisco Debtors' cash management system is effectively centralized. While some of the Comdisco Debtors maintain small individual accounts, the Comdisco Debtors have a centralized cash management system including lockbox accounts, concentration accounts, controlled disbursement accounts and an operating account. The operating account is a zero balance account used to process wire payments and receipts related to: (a) debt payment (principal and interest); (b) intercompany loans and transactions; (c) segregation of collections related to trade and lease receivable sales for all Comdisco Debtors; and (d) payment of operation expenses for the Comdisco Debtors. As an outgrowth of this centralized system, intercompany loans are routinely made between Comdisco and the other Comdisco Debtors in the ordinary course of the Debtors' business. Comdisco has approval rights for all major expenditures of the Comdisco Debtors.

         3.       Prism Debtors

         The facts and circumstances surrounding the historical business operations of the Prism Debtors also support substantive consolidation in these Chapter 11 Cases. Comdisco, Inc. acquired Prism as a going concern in February 1999. Prism continued operations as an independent going concern separate and apart from Comdisco as evidenced by, among other things, the fact that both invoices and purchase orders were written on Prism paper. Thus, creditors of Prism were aware that they were conducting business with Prism and not Comdisco. Further, the board of directors of Prism was a separate board from the board of Comdisco and Prism had its own separate officers. Prism and the other Prism Debtors have common officers and directors and have shared key employees and outside professionals. In addition, Prism's cash management system, while independent of the Comdisco Debtors' accounts, was centralized as well. The thirty-five Prism entities managed their cash through approximately nine bank accounts. The Prism Debtors centralized their cash management system in one main checking account from which they paid all of their vendors.

C.       Classification and Treatment of Claims and Interests

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that the Plan complies with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims and Interests affected do not consent to the treatment afforded them under the Plan.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a Creditor or Interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation. EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.

         As stated above, the Plan is comprised of individual Plans proposed separately by each of the Debtors. The discussion below summarizes the classification scheme with respect to each Debtor.

         1.       Treatment of Unclassified Claims Under the Plan

                  a.       Administrative Claims Generally

         Administrative Claims consist of the costs and expenses of the administration of the Chapter 11 Cases incurred by the Debtors. Such costs and expenses may include with respect to a particular Debtor, but are not limited to, Claims arising under the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the professionals retained by the Debtors, the Creditors' Committee and the Equity Committee as approved by the Bankruptcy Court, and the payments necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee and Equity Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable.

         Subject to the provisions of Article XI of the Plan, on, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, each holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that Allowed Administrative Claims against a Debtor with respect to liabilities incurred in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  b.       Priority Tax Claims Generally

         On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim against a Debtor shall receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, payment in full in Cash; provided, however, that any Priority Tax Claim that is not an Allowed Claim, including any Allowed Priority Tax Claim not due and owing on the Effective Date, will be paid in accordance with this section when such Claim becomes due and owing.


         2.       Treatment of Classified Claims

                  Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, have not been classified and their treatment is set forth in Article II of the Plan.

                  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class only for the purpose of voting on, and receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Classes designated with a

"C" refer to Classes of Claims against and Interests in the Comdisco Debtors. Classes designated with a "P" refer to Classes of Claims against and Interests in the Prism Debtors.

                  a.       Unimpaired Classes of Claims against Comdisco

                           (i) Class C-1 (Secured Claims Against Comdisco): The
legal, equitable and contractual rights of the holders of Allowed Secured Claims against Comdisco, if any, are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which such Secured Claim becomes an Allowed Secured Claim, each holder of an Allowed Secured Claim against Comdisco shall, in full satisfaction, settlement and release of, and in exchange for, such Allowed Secured Claim, at the election of Comdisco or the Reorganized Debtors, either (x) have its claim Reinstated or (y) receive (1) Cash equal to the amount of such Allowed Secured Claim or (2) such other treatment that will not impair the holder of such Allowed Secured Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Secured Claim that is not an Allowed Claim on the Effective Date, including any Secured Claim not due and owing on the Effective Date will be paid if and when such Claim becomes Allowed and is due and owing. Any default that existed with respect to any Secured Claim immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                           (ii)  Class  C-2  (Other   Priority   Claims  Against
Comdisco): The legal and equitable rights of the holders of Other Priority Claims against Comdisco are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of Comdisco or the Reorganized Debtors, (x) Cash equal to the amount of such Allowed Other Priority Claim or (y) such other treatment that will not impair the holder of such Allowed Other Priority Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Other Priority Claim not due and owing on the Effective Date will be paid if and when such Claim becomes due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                  b.       Impaired Classes of Claims Against and Interests in
                           Comdisco

                           (i) Class C-3 (General Unsecured  Convenience Claims
Against Comdisco):  On, or as soon as reasonably practicable after, the later of
(a) the Effective Date or (b) the date on which a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim, each holder of an Allowed General Unsecured Convenience Claim against Comdisco shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed General Unsecured Convenience Claim, at the election of Comdisco, (x) Cash in an amount equal to 87% of such Allowed General Unsecured Convenience Claim or (y) the same treatment as is afforded to holders of Allowed Class C-4 General
Unsecured Claims against Comdisco if the holder of such General Unsecured Convenience Claim makes an irrevocable written election made on a validly executed and timely delivered ballot. If such election is made, the holder of such General Unsecured Convenience Claim shall be deemed a holder of a General Unsecured Claim for all purposes

(including voting and distribution). Holders of claims in excess of $15,000 may make an irrevocable written election made on a validly executed and timely delivered ballot to reduce all of such holders of General Unsecured Claims to $15,000 in the aggregate and then have such reduced single claim reclassified as a General Unsecured Convenience Claim for all purposes (including voting and distribution).

                           (ii)  Class C-4  (General  Unsecured  Claims  Against
Comdisco): On the Distribution Date, or as soon thereafter as is reasonably practicable, the Disbursing Agent shall receive, on behalf of each holder of an Allowed General Unsecured Claim against Comdisco, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every General Unsecured Claim against Comdisco, its Pro Rata share of (a) the Net Available Comdisco Cash, (b) the New Senior Notes, (c) the New PIK Notes, (d) the Trust Assets and (e) the New Common Stock to be distributed Pro Rata by the Disbursing Agent to holders of Allowed General Unsecured Claims against Comdisco, at such times and in the manner provided in the Plan. In addition, on each Quarterly Distribution Date, each holder of an Allowed General Unsecured Claim against Comdisco shall receive its Pro Rata Share of the (a) Net Available Comdisco Cash, (b) the New Senior Notes, (c) the New PIK Notes, (d) the Trust Assets and (e) the New Common Stock held in the Supplemental Distribution Account, provided, however, that the Disbursing Agent shall not be required to make any such distribution on the Quarterly Distribution Date if, in the Disbursing Agent's sole discretion, the value of the property in the Supplemental Distribution Account is insufficient.

                           (iii) Class C-5 (Interests in and Subordinated Claims
Against Comdisco): On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Comdisco Interest or an Allowed Subordinated Claim shall receive (a) if Classes C-3, C-4 and C-5 vote to accept the Plan such holder's Pro Rata Share of the Contingent Equity Distribution or
(b) if any of Classes C-3, C-4 or C-5 do not vote to accept the Plan, the holders of Claims and Interests in Class C-5 shall receive or retain no property under the Plan on account of such Claims or Interests. On the Effective Date all of the Comdisco Interests shall be cancelled. In addition, on each Quarterly Distribution Date, each holder of an Allowed Interest in or Subordinated Claim against Comdisco shall receive its Pro Rata Share of the Contingent Equity Distribution held in the Supplemental Distribution Account, provided, however, that the Disbursing Agent shall not be required to make any such distribution on the Quarterly Distribution Date if, in the Disbursing Agent's sole discretion, the value of the property in the Supplemental Distribution Account is insufficient.

                  c.       Unimpaired Classes of Claims Against Prism

                           (i) Class P-1 (Secured Claims Against Prism): If the
holders of Class P-3 General Unsecured Claims against Prism vote to accept the Plan, then the holders of Secured Claims against Prism will receive (a) Cash equal to the Allowed Amount of such Allowed Secured Claim or (b) such other treatment that will not impair the holder of such Allowed Secured Claim pursuant to Section 1124 of the Bankruptcy Code; provided, however, that Comdisco will not receive any distribution as a holder of a Secured Claim on account of the Comdisco/Prism Intercompany Secured Claim, but will release its security interest and agree to reclassify its claim as a Class P-3 General Unsecured Claim. If the holders of Class P-3 General Unsecured Claims against Prism vote against the Plan then the Comdisco/Prism Intercompany Secured Claim will remain a Class P-1 Secured Claim and will receive Cash equal to the Allowed amount of the Comdisco/Prism Intercompany Secured Claim.

                           (ii) Class P-2 (Other Priority Claims Against Prism):
The legal and equitable rights of the holders of Other Priority Claims, if any, against Prism are unaltered by the Plan. On, or as soon as reasonably practicable after the later of (a) the Effective Date, or (b) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or the Reorganized Debtors, (x) Cash equal to the amount of such Allowed Other Priority Claim or (y) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Other Priority Claim not due and owing on the Effective Date will be paid if and when such Claim becomes Allowed and is due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                  d.       Impaired Classes of Claims Against and Interests in
                           Prism

                           (i)  Class P-3  (General  Unsecured  Claims  Against
Prism): On the Distribution Date, or as soon thereafter as practicable, each holder of an Allowed General Unsecured Claims against Prism shall receive their Pro Rata share of the Net Available Prism Cash, provided, however, that if the holders of Class P- 3 General Unsecured Claims against Prism vote to accept the Plan, then Comdisco shall agree to limit its recovery on account of the Comdisco/Prism Intercompany General Unsecured Claim and the Comdisco/Prism Intercompany Secured Claim to (i) one-third (1/3) of the distribution to all holders of Class P-3 General Unsecured Claims against Prism plus (ii) the New Common Stock of Reorganized Prism.

                           (ii) Class P-4 (Interests in Prism): On the Effective
Date, the Old Common Stock of Prism and all other Interests in Prism will be cancelled and the holders thereof shall not receive or retain any distribution on account of such Interests.

D.       Other Significant Plan Provisions

         1.       Corporate Restructuring Transactions

         Section 7.1 of the Plan provides that the Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable subsidiary Debtors are presently incorporated. Such restructuring may include, but are not limited to, one or more mergers, consolidations, restructures, dispositions, liquidations, dissolutions, or any other transactions in which Comdisco or a Comdisco Debtor transfers assets and liabilities to a new, wholly-owned direct subsidiary of Reorganized Comdisco as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, dissolution or any other transactions in which Comdisco or a Comdisco Debtor transfers assets and liabilities to a new, wholly-owned direct subsidiary of Reorganized Comdisco containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or incorporation pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

         As part of the Restructuring Transactions, the Plan provides that Reorganized Comdisco will form two new, wholly-owned direct subsidiaries, New Leasing Company and New Europe Holding Company. On the Effective Date Reorganized Comdisco shall transfer all the assets and stock of the Comdisco Debtors relating to the leasing business to the New Leasing Company and all of the stock of the Non-Debtor foreign subsidiaries to New Europe Holding Company. In addition, Reorganized Comdisco shall form New Ventures Company, a direct wholly-owned subsidiary of New Leasing Company and shall transfer to New Ventures Company all assets of the Comdisco Debtors related to the Ventures business.

         In addition, the Plan provides that as part of the Restructuring Transactions, on, prior to, or as soon as practicable after, the Effective Date, the Reorganized Debtors will take whatever steps are necessary and appropriate to wind up and terminate the corporate existence of the Affiliate Debtors, including to transfer the assets of such entity (including such entities' Interests) to such other of the Reorganized Debtors as the Reorganized Debtors may determine; provided, however, that the Reorganized Comdisco Debtors may not transfer property to the Reorganized Prism Debtors and the Reorganized Prism Debtors may not transfer assets to the Reorganized Comdisco Debtors.

         2.       Use of Cash

         Prior to the Distribution Date, the Reorganized Debtors will fund the Cash Reserve and the Operating Reserve. After the Distribution Date, all Cash received by Reorganized Comdisco will be used as follows: First, to pay operating expenses; second, to pay the interest under the New Senior Note; third, to amortize principal under the New Senior Note; fourth, upon full amortization of the new Senior Note, to pay the interest owed on the New PIK Notes; fifth, to make the applicable payments under the Management Incentive Plan; sixth, to amortize the New PIK Notes; and seventh, to pay dividends to the holders of the New Common Stock.

E.       Description of Securities to Be Issued in Connection with the Plan

         The Certificates of Incorporation and By-laws of each of the Reorganized Debtors and the New Subsidiary Companies shall be structured or amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, (a) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of nonvoting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (b) provisions authorizing the issuance of New Subsidiary Company Common Stock, New Common Stock, New Senior Notes and New PIK Notes in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Certificates of Incorporation and By-laws as permitted by applicable law. The amended Certificates of Incorporation and By-laws of Reorganized Comdisco shall be in substantially the form attached as Exhibits A and B to the Plan.

          On the Effective Date,  except as otherwise  provided for in the Plan,
(a) the Existing Securities and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, shall be cancelled without any further action, and (b) the obligations of, and/or Claims against, the Debtors under or relating to any agreements, indentures or certificates of designation governing the Existing Securities and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated or amended and restated under the Plan, as the case may be, shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the Claim holder and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan, allowing the Prepetition Indenture Trustees to assert their
Prepetition Indenture Trustees Charging Liens against such distributions for payment of the Prepetition Indenture Trustees Fees, to the extent that all or a portion of such fees are not paid pursuant to Section 11.2 of the Plan; provided, further, that this proviso shall not affect the discharge of the Debtors' or the Reorganized Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

         1.       New Senior Notes

         The New Senior Notes will be issued by New Leasing Company and have a face amount of $500 million. They will have an interest rate of the three month LIBOR plus 3% and a maturity of eighteen months. There will be no penalty for or limitation on the ability of New Leasing Company to prepay the principal amount of the New Senior Notes.

         2.       New PIK Notes

         The New PIK Notes will be issued by Reorganized Comdisco and will have a face amount of $400 million. They will have an interest rate of 11% and a maturity of three years. There will be no penalty for or limitation on the ability of New Leasing Company to prepay the principal amount of the New PIK Notes.

         3.       New Common Stock of Reorganized Comdisco

         On or before the Effective Date, Reorganized Comdisco will issue for distribution in accordance with the terms of the Plan the New Common Stock for distribution to holders of Allowed Class C-4 General Unsecured Claims. The holders of New Common Stock will be entitled, after payment of all prior Claims, to receive on a Pro Rata basis all assets of Reorganized Comdisco upon the liquidation, dissolution or winding up of Reorganized Comdisco.

         The respective holders of New Common Stock shall vote on all matters in a single class and each holder of New Common Stock shall be entitled to one vote for each share of New Common Stock that it owns. Holders of New Common Stock shall not have commutative voting rights.

F.       Registration Rights with Respect to New Securities

         The issuance of the New Common Stock, New Senior Notes and New PIK Notes and the distribution thereof to holders of Allowed Class C-4 Claims shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, not earlier than the first anniversary of the Effective Date, Reorganized Comdisco will enter into a Registration Rights Agreement, substantially in the form of Exhibit F to the plan to be filed on or before the Exhibit Filing Date, with each holder of an Allowed Class C-4 Claim (a) who by virtue of holding New Common Stock to be distributed under the Plan and/or its relationship with Reorganized Comdisco could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of Reorganized Comdisco, and (b) who requests in writing that Reorganized Comdisco execute such agreement. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto.

G.       Post-Consummation Operations of the Debtors

         1.       Reorganized Debtors

         Subject to the Restructuring Transactions, each of the Debtors shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

         2.       Officers

                  The following is a list of Comdisco's executives officers as of April 26, 2002.




Name                                      Position

Norman P. Blake                           Chairman and Chief Executive Officer
Robert E. T. Lackey                       Executive Vice President, Chief Legal
                                          Officer and Secretary
Ronald C. Mishler                         President, Chief Financial Officer and
                                          Chief Operating Officer
William N. Pontikes                       Executive Vice President
Nazneen Razi                              Executive Vice President and Chief
                                          Administrative Officer
Gregory D. Sabatello                      Executive Vice President and Chief
                                          Information Officer

         The existing senior officers of Comdisco, except for the Chief Executive Officer shall serve initially in the same capacities after the Effective Date for Reorganized Comdisco. On or prior to the Confirmation Hearing, the Debtors shall announce the new Chief Executive Officer of Comdisco.

         3.       Directors

         The initial board of directors of Reorganized Comdisco shall consist of five directors. The Creditors' Committee shall be entitled to appoint three directors, the Equity Committee shall be entitled to appoint one director, and the Chief Executive Officer shall be the fifth director. All of the selected directors shall be reasonably acceptable to the Chief Executive Officer and the Creditors' Committee. The Chief Executive Officer shall be Chairman of the board of directors. The Persons designating board members shall file with the Bankruptcy Court and give to Comdisco written notice of the identities of such members no later than the date of the Confirmation Hearing; provided, however, that if and to the extent that the Creditors' Committee or the Equity Committee fail to file and give such notice, Comdisco shall designate the members of the board of directors of Reorganized Comdisco by announcing their identities at the Confirmation Hearing. The board of directors of the remaining Reorganized Debtors, or any new subsidiary of Reorganized Comdisco formed pursuant to the Restructuring Transactions, shall consist of directors as determined by Reorganized Comdisco on the Effective Date or thereafter.

         Reorganized Comdisco board members shall serve for an initial two year term commencing on the Effective Date as determined by the Debtors. If agreed upon by the Debtors and the Creditors' Committee, the terms for board members may be staggered.

         Until the first annual meeting of shareholders of Reorganized Comdisco after the Effective Date, any vacancy in the directorship originally (i) selected by the Creditors' Committee or the Equity Committee shall


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



be filled by a person designated by such director as a replacement to serve out the remainder of the applicable term; and (ii) selected by the Chief Executive Officer, shall be filled by a person designated by the Chief Executive Officer to serve out the remainder of the applicable term.

         4.       Management Incentive Plan

         On the Effective Date, the Debtors will implement an incentive plan governed by the Management Incentive Plan attached as Exhibit C to the Plan. In addition, Reorganized Comdisco will enter into any Management Participation Agreements which Reorganized Comdisco determines, in its sole discretion, are necessary. All such Management Participation Agreements will be governed by the provisions of the Management Incentive Plan.

H.       Distributions Under the Plan

         1.       Time of Distributions

         Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, all distributions under the Plan on account of claims that are an Allowed Claim as of the Effective Date will be made on the Distribution Date, and distribution on account of claims that become Allowed Claims after the Effective Date will be made pursuant to Section 10.5 of the Plan.

         2.       Interest on Claims

         Unless otherwise specifically provided for in the Plan, the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest will not accrue or be paid on Claims, and no Claim holder will be entitled to interest accruing on or after the Petition Date on any Claim. To the extent provided for in the Plan, the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall accrue on Claims at the applicable non-default rate. Interest will not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         3.       Disbursing Agent

         The Disbursing Agent(s) shall make all distributions required under the Plan, except that (a) the Prepetition Indenture Trustees, as agents or servicers, will make distributions to holders of Allowed Prepetition Note Claims in accordance with the Prepetition Indentures, and (b) the Prepetition Administrative Agents will make distributions to holders of Allowed Prepetition Bank Claims. The Disbursing Agent(s) will reasonably cooperate with the Prepetition Indenture Trustees, as agents or servicers, and the Prepetition Administrative Agents in making distributions in accordance with this Plan.

         4.       Delivery of Distributions

         Pursuant to the Plan, distributions to holders of Allowed Class C-3, C-4 or P-3 Claims will be made by the Disbursing Agent, the Prepetition Indenture Trustees (as agents or servicers), or the Prepetition Administrative Agents (for purposes of this paragraph, the "applicable disbursing agent") (a) at the addresses set forth on the proofs of claim filed by such Claim holders (or at the last known addresses of such Claim holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the applicable disbursing agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the applicable disbursing agent has not received a written notice of a change of address, or (d) in the case of a Claim holder whose Claim is governed by one of the Prepetition Indentures or other agreement and is administered by one of the Prepetition Indenture Trustees, at the addresses contained in the official records of the Prepetition Indenture Trustees, including as set forth in any ballots cast with respect to such Claims. Distributions made to holders of Claims by the Prepetition Indenture Trustees or the Prepetition Administrative Agents will be subject to the rights of the Prepetition Indenture Trustees and the Prepetition Administrative Agents under the Prepetition Indentures, Prepetition Credit Agreements, or similar contract or agreement to enforce any charging liens thereunder, such as the Prepetition Indenture Trustee Charging Lien. If any Claim holder's distribution is returned as undeliverable, no further distributions to such Claim holder will be made unless and until the applicable disbursing agent is notified of such Claim holder's then current address, at which time all missed distributions will be made to such Claim holder without interest. Amounts in respect of undeliverable distributions will be returned to (x) the applicable Prepetition Indenture Trustees, with respect to Prepetition Note Claims, (y) the applicable Prepetition Administrative Agent with respect to Prepetition Bank Claims or (z) the Disbursing Agent with respect to all other claims, until such distributions are claimed. All claims for undeliverable distributions will be made on or before the first anniversary of the Effective Date. After such date, all unclaimed property relating to distributions to be made on account of Class C-4 Claims will revert to Reorganized Comdisco and any New Common Stock held for distribution on account of such Claim will be cancelled and of no further force or effect and all the other unclaimed property shall revert to the Reorganized Debtors, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require any of the applicable disbursing agents to attempt to locate any holder of an Allowed Claim or Interest.

         Delivery of distributions to holders of Interests in Class C-5 will be made by a Disbursing Agent at the addresses set forth in the Debtors' books and records. Delivery of distribution to holders of claims in Class C-5 will be made by a Disbursing Agent (a) at the addresses set forth or the proofs of claim filed by such Claim holder (or at the last known addresses if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of change of addresses delivered to the applicable Disbursing Agent after the date of any related proof of claim or (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address.

         5.      Procedures for Resolving Disputed, Contingent, and
                  Unliquidated Claims

                  a.       No Distributions Pending Allowance

         Pursuant to the terms of the Plan, no payments or distributions will be made to a holder of a Claim with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

                  b.       Disputed Claims Reserve

         The Disbursing Agent will withhold the Disputed Claim Reserve from the property to be distributed to particular classes under the Plan based upon the Face Amount of Disputed Claims as directed by the Reorganized Debtors. The Disbursing Agent will withhold such amounts or property as may be necessary from property to be distributed to other Classes of Claims under the Plan based upon the Face Amount of such Claims. The Reorganized Debtors or their designated Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated, and the Disbursing Agent will withhold the applicable Distribution Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Reorganized Debtors or their designated Disbursing Agent elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent or unliquidated, the Disbursing Agent will withhold the applicable Distribution Reserve based upon the good faith estimate of the Reorganized Debtors or their designated Disbursing Agent of such Claim. The Disbursing Agent will also place in the applicable Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the applicable Distribution Reserve, to the extent that such property continues to be withheld as the applicable Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the applicable Distribution Reserve in an appropriate manner to insure the safety of the investment. Nothing in this Plan or the Disclosure Statement will be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

                  c.       Distributions After Allowance

          Payments and distributions from the Distribution Reserve will be made as appropriate to the holder of any Disputed Claim that has become an Allowed Claim, on the next Quarterly Distribution Date after the date such Disputed Claim becomes an Allowed Claim. Such distributions will be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date and will not be limited by the Disputed Claim Amounts previously reserved with respect to such Disputed Claim to the extent that additional amounts are available therefor, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims. Upon such distribution, the reserve will be reduced by an amount equal to the amount reserved with respect to such Disputed Claim.

         6.      Fractional Shares

          Any other provision of the Plan notwithstanding, payments of fractions of shares of New Common Stock shall not be made, and no New Senior Notes or New PIK Notes will be issued, in any nominal (face) amount that contains a fraction of a dollar. Whenever any payment of a fraction of a share of New Common Stock or issuance of a New Senior Note or New PIK Note with a face amount containing a fractional dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares and half dollars being rounded down.

         7.      Allowance of Certain Claims

                  a.       Professional Claims

         On the Effective Date, the Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals shall continue to prepare fee applications in accordance with the Professional Fee Order up to the Effective Date. No later than fifteen days prior to the Confirmation Hearing, each Professional shall estimate fees and expenses due for periods that have not been billed as of the Effective Date. The Joint Fee Review Committee or any other party in interest shall have until the Confirmation Hearing to object to such estimate. If no party objects to a Professional's estimate, then within ten days of the Effective Date such Professional shall submit a bill and, provided that such bill is no more than the estimate, the fees and expenses shall be Allowed. On the Effective Date, the Reorganized Debtors shall fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date. Such escrow account shall be used by the Reorganized Debtors to pay the remaining Professional Claims owing to the Professionals as and when Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in such escrow account, if any, shall be returned to the Reorganized Debtors.

         All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation for making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court and serve such applications on counsel for the Debtors, the Creditors' Committee, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code an application for final allowance of compensation and reimbursement of expenses no later than forty- five days after the end of the month in which the Effective Date occurred. Objections to applications of Professionals and other entities for compensation and reimbursement of expenses must be filed with the Bankruptcy Court no later than sixty-five days after the end of the month in which the Effective Date occurred. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid ten days after the entry of an Order allowing such fees and expenses, or as soon thereafter as practicable.



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



                  b.       Other Administrative Claims

          All other requests for payment of an Administrative Claim, including fees for the Prepetition Indenture Trustees and their counsel (other than as set forth in Section 11.2 of the Plan), must be filed with the Bankruptcy Court and served on counsel for the Debtors and/or the Reorganized Debtors no later than forty- five days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

I.       Litigation Trust

         1.       Appointment of Trustee.

         The Trustee for the Litigation Trust will be designated by the Equity Committee (in consultation with the Debtors). Specifically, the Equity Committee will file a notice on a date that is not less than five (5) days prior to the Confirmation Hearing designating the Person who it has selected as Trustee and seeking approval of such designation. The Person designated as Trustee will file an affidavit demonstrating that such Person is disinterested. If approved by the Bankruptcy Court, the Person so designated will become the Trustee on the Effective Date.

         The Trustee will have and perform all of the duties, responsibilities, rights and obligations set forth in the Trust Agreement.

         2.       Transfer of Trust Assets to the Litigation Trust.

         On the Effective Date, the Debtors will transfer and will be deemed to have irrevocably transferred to the Litigation Trust, for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Debtors, the Trust Assets.

         3.       The Litigation Trust.

         Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit G to the Plan, will become effective. The Trustee will accept the Litigation Trust and sign the Trust Agreement on the Effective Date and the Litigation Trust will then be deemed created and effective.

         The Trustee will have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate Trust Assets, to make distributions therefrom to the holders of Allowed Claims and Interests in Class C-5 and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to pursue and settle any other Trust Claims. Upon

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



such transfer (which, as stated above, shall occur on the Effective Date), the Debtors, the Disbursing Agent and the Reorganized Debtors will have no other further rights or obligations with respect thereto.

         All costs and expenses associated with the administration of the Litigation Trust, including those rights, obligations and duties described in
Section VIII.I.3 of the Plan, will be the responsibility of and paid by the Litigation Trust. Notwithstanding the foregoing, the Reorganized Debtors will make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Litigation Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable. The Reorganized Debtors will not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in Section VIII.I.3 of the Plan. The Bankruptcy Court retains jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. Any requests for assistance shall not interfere with the Reorganized Debtors' business operations.

         The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the "Trustee Professionals"), in its sole discretion, and at its sole expense, to aid in the performance of its responsibilities pursuant to the terms of this Plan including, without limitation, the liquidation and distribution of Trust Assets.

         For federal income tax purposes, it is intended that the Litigation Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Trust Assets and then contributed such interests to the Litigation Trust.

         The Trustee will be responsible for filing all federal, state and local tax returns for the Litigation Trust.

         4.       The Trust Advisory Board.

         The Trust Advisory Board will be comprised of three (3) members, each of which shall be designated by the Creditors' Committee. The Creditors' Committee will give the Debtors written notice of the identities of such members and file such notice with the Bankruptcy Court on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if the Creditors' Committee fails to file and give such notice, the Debtors will designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trust Advisory Board will adopt such bylaws as it may deem appropriate. The Trustee will consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Litigation Trust. Members of the Trust Advisory Board will be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement will be payable by the Litigation Trust.


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



         In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member will be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy will be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

         Upon the certification by the Trustee that all Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board will resign their positions, whereupon they shall be discharged from further duties and responsibilities.

         The  Trust  Advisory   Board  will,  by  majority  vote,   approve  all
settlements, after considering, among other things, the SIP Participant's ability to pay their SIP Subrogation Claim, of Claims which the Trustee or any member of the Trust Advisory Board may propose, provided, however, that the Trustee may seek Bankruptcy Court approval of a settlement of a Claim if the Trust Advisory Board fails to act on a proposed settlement of such SIP Subrogation Claims within thirty (30) days of receiving notice of such proposed settlement by the Trustee or as otherwise determined by the Trustee.

         The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.

         Notwithstanding anything to the contrary in this Plan, neither the Trust Advisory Board or any of its members, designees, counsel, financial advisors or any duly designated agent or representatives of any such party will be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor will any member be liable for anything other than such member's own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

         The Trust Advisory Board will govern its proceedings through the adoption of by-laws, which the Trust Advisory Board may adopt by majority vote. No provision of such by-laws will supersede any express provision of the Plan.

         5.      Distributions of Trust Assets.

         The Trustee will make distributions of Net Trust Recoveries as follows: first, to pay the Trust Expenses; and, second, Pro Rata to holders of Allowed Claims in Class C-4 as required by this Plan. Distributions to holders of Allowed Claims in Class C-4 by the Trustee of Net Trust Recoveries will be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee will not be required to make any such


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



semi-annual distribution in the event that the aggregate proceeds and income available for distribution is not sufficient, in the Trustee's discretion (after consultation with the Trust Advisory Board) to distribute monies to the holders of Allowed Claims in Class C-4. The Trustee will make continuing efforts to prosecute or settle the SIP Subrogation Claims, make timely distributions, and not unduly prolong the duration of the Litigation Trust.


J.       Miscellaneous Matters

         1.       Treatment of Executory Contracts and Unexpired Leases

         The Debtors are parties to numerous leases and executory contracts with various parties.

                  a.      Assumption of Executory Contracts and Unexpired Leases

         Each executory contract or unexpired lease as to which any of the Debtors is a party, including those listed in Schedule 8.1 of the Plan will be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contract or unexpired lease (i) will have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on
Schedule 8.2 to the Plan attached hereto, or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Section 8.1 of the Plan shall vest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. In the Plan, the Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

         Pursuant to the Plan each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

                  b.       Rejection of Executory Contracts and Unexpired Leases

         The executory  contracts and unexpired  leases  specifically  listed on
Schedule 8.2 to the Plan as rejected as of the Effective Date will be deemed automatically rejected as of the Effective Date. As to those rejected executory contracts and unexpired leases rejected effective after the Effective Date, the Reorganized Debtors


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



shall continue to perform their obligations thereunder until the effective date of such rejections. The Debtors reserve the right to (a) file a motion on or before the Confirmation Date to reject an executory contract or unexpired lease that (i) is not listed on Schedule 8.2 to the Plan, or (ii) has not been previously rejected by Final Order of the Bankruptcy Court, and (b) modify or supplement Schedule 8.2 to the Plan at any time prior to the Effective Date, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from,
Schedule 8.2 to the Plan.

                  c. Cure of Defaults of Assumed Executory Contracts and Unexpired Leases

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or the assignee of such Debtor party assuming such contract or lease, by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that if there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors shall have the right to reject the contract or lease for a period of five days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors. The Confirmation Order shall contain provisions providing for notices of proposed assumptions and proposed Cure amounts to be sent to applicable third parties and for procedures for objecting thereto (which shall provide not less than twenty days notice of such procedures and any deadlines pursuant thereto) and resolution of disputes by the Bankruptcy Court. To the extent the Debtor who is party to the executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the nondebtor parties to such executory contract or unexpired lease shall, upon assumption as contemplated herein, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction.

                  d. Claims Based on Rejection of Executory Contracts or Unexpired Leases

         If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the Debtors' Claims agent, Logan & Company, Inc. and served upon counsel to the Debtors, and counsel to the Creditors' Committee, within thirty days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.

                  e.       Miscellaneous

         Notwithstanding any other provision of the Plan, each of the Debtors will retain the right to, at any time prior to the Effective Date, modify or supplement Schedule 8.1 or Schedule 8.2 to the Plan, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from such Plan Schedules.


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



         Listing an  executory  contract or  unexpired  lease on Schedule 8.1 or
Schedule 8.2 to the Plan will not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

         2.       Exculpation and Limitation of Liability

         Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtors, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, the Equity Committee, the members of the Equity Committee in their respective capacity, any of such parties' respective present or former members, officers, directors, employees, advisors, representatives, Restructuring Professionals or agents, the Prepetition Indenture Trustees and their agents and professionals and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of this Plan, no Claim holder or Interest holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, the Equity Committee, the members of the Equity Committee in their respective capacity, or any of such parties' respective present or former members, officers, directors, employees, advisors, representatives, Restructuring Professionals or agents, the Prepetition Indenture Trustees and their agents and professionals or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

         3.       Indemnification Obligations

         In satisfaction and compromise of any obligations or rights of any of the Indemnitees' Indemnification Rights, (a) all Indemnification Rights except
(i) all  Indemnification  Rights of an Indemnitee who is also a Released  Party,
(ii) the indemnification rights of the Prepetition Indenture Trustees under the Prepetition Indentures and (iii) those based solely upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of a Debtor on or after the Petition Date (collectively, the "Continuing
Indemnification Rights"), shall be released and discharged on and as of the Effective Date; provided that the Continuing Indemnification Rights shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, (b) the


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Debtors or the Reorganized Debtors, as the case may be, covenant to purchase and maintain director and officer insurance providing coverage for those Indemnitees with Continuing Indemnification Rights for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"), and (c) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

         4.       Releases by Debtors and Debtors-in-Possession

                  a.       Releases

         Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a Debtor in Possession, for and on behalf of its Estate, shall release and discharge all Released Parties for and from any and all (x) claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases and
(y) Avoidance Actions, except to the extent that an Avoidance Action is against a Released Party who was an officer of the Debtors as of September 30, 2000.

                  b. Binding Effect of Release and Discharge on Successors to the Debtors' Interests

         No provision of the Plan or of the Confirmation Order, including without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

         The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

         5.      Release by Holders of Claims and Interests

         On the Effective Date(s) (a) each Person that votes to accept the Plan;
(b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity (other than a Debtor) that has held, holds or may hold a


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



Claim or Interest, as applicable and (c) each Prepetition Lender (i) under the Prepetition Citibank 364 Day Global Credit Facility and the Prepetition Citibank Global Credit Facility to the extent over 50% of the applicable Prepetition Lenders under the applicable Prepetition Credit Agreement vote to accept the Plan and (ii) under the Prepetition National Westminster Bank 364 Day Credit Facility and the Prepetition National Westminster Credit Bank Credit Facility to the extent over 66 2/3% of the applicable Prepetition Lenders under the applicable Prepetition Credit Agreement vote to accept the Plan (each, a "Release Obligor"), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this
Section 14.7 shall not release any Released Party from any Claim or Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality or (iii) any criminal laws of the United States or any domestic state, city or municipality.

         6.      Injunction

         The satisfaction, release and discharge pursuant to Article XIV of the Plan will also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

K.       Preservation of Rights of Action

          Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that the Debtors or the Estates may hold against any Person or entity. Each Debtor or its successor(s) may pursue such Causes of Action as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

                     IX. CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.



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



A.       General Considerations

         The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the Claims against and Interests in each of the Debtors. Certain Classes of Claims, including Equity Interests will not be paid in full pursuant to the Plan and any distribution to Equity Interests is contingent upon certain Classes voting for the Plan. The run off of certain of the Debtors' businesses and operations under the proposed Plan also avoids the potentially adverse impact of an immediate liquidation recovery.

B.       Certain Bankruptcy Considerations

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders. See Appendix C annexed hereto for a liquidation analysis of each individual Debtor.

C.       Inherent Uncertainty of Financial Projections

         The Projections set forth in Appendix D annexed hereto cover the wind-down of operations of the Reorganized Debtors on a consolidated basis through fiscal year 2006. These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors in running off their Leasing operations, the time frame for the run off, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors' operations. These variations may be material. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.

         Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

D.       Dividends

         The Debtors do not anticipate that cash dividends will be paid with respect to the New Common Stock in the foreseeable future.


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E.       Impact of Interest Rates and Foreign Exchange

         Changes in interest rates and foreign exchange rates affect the fair market value of the Debtors' leased assets. Decreases in interest rates will positively impact the value of the Company's assets and the strengthening of the dollar will negatively impact the value of their net foreign assets.

F.       Claims Estimations

         There can be no assurance that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein.

G.       Remarketing Results Uncertain

         Operating results depend substantially upon remarketing transactions, which are difficult to forecast accurately, particularly given the Reorganized Debtors' run off operations. Earnings contributions from remarketing activities have declined in each of the last four fiscal quarters and in fiscal 2001 compared to fiscal 2000. The general economic slowdown and particularly the decrease in corporate technology equipment spending have had a negative impact on the equipment values and remarketing results.

H.       Employees

         There can be no assurance that the Debtors will be able to retain their employees throughout the run off of their business. If the Debtors are not able to retain their employees, the ability of the Debtors to maximize the value of the portfolio and meet the projections set forth in Appendix D will be negatively impacted.

I. Difficulty of Comdisco Ventures Group to Realize on Current Investments and Ability of Comdisco Ventures Group Customers to Meet Their Obligations to the Company

         The Company, through its Comdisco Ventures group, has leased equipment to, made loans to and equity investments in various privately held companies. The current slowdown in economic growth has and could continue to materially affect these companies. Accordingly, investments in these companies may not result in any return and the Company may lose its entire investment and/or principal balance.

         Many of the companies to which Comdisco Ventures provided venture financing are dependent on third parties for liquidity. The significant change in the availability of funds has had, and may continue to have, a material impact on the Debtors' customer base as well as, the fair market value of its equity instruments and credit risk on its debt instruments and commitments for further financing. If more of these companies are unable to meet their business plans, or unable to obtain funding or funding at reasonable rates to execute their business plans, there could be an increase in the Company's credit losses. Further, increases in credit losses during fiscal 2001 indicate that there is an increasing number of companies in the Comdisco Ventures group


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portfolio  that are currently  experiencing  or will be  experiencing  liquidity shortfalls in the near term. Early-stage companies, unable to obtain additional financing, are reducing overhead or closing down completely. Management has an on-going business and portfolio review process intended to identify problem companies within Comdisco Ventures group financing portfolio. To the extent there are revisions in management's estimates, the Company's operating results and financial condition could be materially adversely affected.

         Current economic conditions also have adversely affected the opportunities for the acquisition/merger of the Internet-related, communications and other high technology and emerging growth companies that make up the substantial majority of Comdisco Ventures' portfolio. Additionally, the public market for high technology and other emerging growth companies is extremely volatile. Such volatility has adversely affected the ability of the Debtors to dispose of the equity securities and the value of those securities on the date of sale. Exacerbating these conditions is the fact that the equity instruments held by the Company are subject to lockup agreements restricting the Debtors' ability to sell until several months after an initial public offering. Without an available liquidity event, the Company is unable to dispose of its equity securities. As a result, Comdisco Ventures group may not be able to generate gains or receive proceeds from the sale of equity holdings and the Company's business and financial results may suffer. For those securities without a public trading market, the realizable value of Comdisco Ventures group's interests may prove to be lower than the carrying value currently reflected in the financial statements.

         Additionally,   given  the  Company's  financial   condition,   it  has
determined not to make new commitments through its Comdisco Ventures group.

J.       Prism Liquidation

         No assurances can be given that Prism will be able find buyers for its assets or asset sale transactions. Market values for the Prism assets have declined in fiscal 2001, primarily as a result of telecommunication companies reducing their growth plans or liquidating some or all of their operations. Furthermore, consolidation within the industry and the business failures of telecommunication companies has reduced the number of potential buyers for the equipment. Through September 30, 2001, Prism has received approximately $7 million from the sale of assets and continues to pursue the sale of additional assets. There can be no assurance that the sale of assets and existing cash will be sufficient to resolve Prism's remaining obligations.

K.       Foreign Markets

         A portion of the Company's assets and operations are located outside the United States. Operations of the Reorganized Debtors and its affiliates may be affected by economic, political and governmental conditions in the countries where Comdisco's products are marketed. In addition, changes in political conditions and economic policies in any of the countries in which the Company operates could result in new or additional currency or exchange controls or other restrictions being imposed on the operations of the Company.



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L.       Market for New Securities

         There may not be an active market for the New Common Stock, New Senior Notes or New PIK Notes distributed pursuant to the Plan. No assurances can be given as to the prices at which the New Common Stock, New Senior Notes or New PIK Notes will trade in the future, if they are traded at all.

                X. RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A.       Issuance of New Common Stock, New Senior Notes and New PIK Notes

         Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state laws if three principal requirements are satisfied:
(1) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (2) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the New Common Stock, New Senior Notes and New PIK Notes under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

B.       Subsequent Transfers of Securities

         The New Common Stock, New Senior Notes and New PIK Notes to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Common Stock, New Senior Notes and New PIK Notes so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (1) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

         (2) persons who offer to sell securities offered under a plan for the holders of such securities;

         (3) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; or (B) made under a distribution agreement; and

         (4) a person who is an "Issuer" with respect to the securities, as the term "Issuer" is defined in Section 2(11) of the Securities Act.

         Under Section 2(11) of the Securities Act, an "Issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.



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



         To the extent that Persons who receive New Common Stock, New Senior Notes or New PIK Notes pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such Securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

         Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock, New Senior Notes or New PIK Notes to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock, New Senior Notes or New PIK Notes under the Plan would be an "underwriter" with respect to such securities.

         Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representation concerning the right of any person to trade in the New Common Stock, New Senior Notes, New PIK Notes or other securities. The Debtors recommend that potential recipients of the New Common Stock, New Senior Notes or New PIK Notes consult their own counsel concerning whether they may freely trade the New Common Stock, New Senior Notes or New PIK Notes and other securities without compliance with the Securities Act or the Exchange Act.

                              XI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  A summary description of certain material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Moreover, the Debtors will retain substantial flexibility to choose among three restructuring alternatives. The choice made by the Debtors will bind you, and may have substantial adverse tax consequences for you. Only the principal consequences of the Plan for holders of Claims or Interests who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any holder of a Claim or Interest. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

                  The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).



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



                  The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of Claims or Interests who are, or hold their Claims or Interests through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, persons who received their shares of Old Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding certificates that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). The following discussion assumes that holders of Claims or Interests hold their Claims or Interests as capital assets for United States federal income tax purposes. Furthermore, the following discussion does not address United States federal taxes other than income taxes. Each holder of a Claim or Interest is strongly urged to consult its own tax advisor regarding the United States federal, state, local and any foreign tax consequences of the transactions described herein or in the Plan.

A.       Restructuring Alternatives

                  The Debtors are considering implementation of their Plan through three potential restructuring alternatives: (i) Reorganized Debtors' continuation of corporate existence, (ii) Debtors' transfer of substantially all of their assets to one or more newly formed corporations on the Effective Date and (iii) Debtors' transfer of substantially all of their assets to one or more liquidating trusts on the Effective Date (certain assets will be transferred to the Litigation Trust under each alternative). The projected net present value of federal income tax liability of these alternatives ranges from $0 to not more than $100 million. The Debtors will evaluate these restructuring alternatives in their sole discretion, based on a variety of financial, legal, and other business factors, and may not select the alternative that produces the lowest federal income tax cost to them or to you. Holders of Claims and Interests will be bound by the Debtors' decision as to which restructuring alternative will be implemented.

B. Certain United States Federal Income Tax Consequences to Holders of Claims and Interests

                  Except for the possible application of certain nonrecognition provisions of the IRC in the event that the Reorganized Debtors continue their corporate existence or the transfer of assets to a newly formed corporation is recharacterized as a reorganization or other nontaxable exchange, the United States federal income tax consequences of the transactions contemplated by the Plan to holders of Allowed Claims and Interests generally will not vary based on which restructuring alternative the Debtors ultimately select. These consequences (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a holder acquired a Claim or Interest; (2) the length of time the Claim or Interest has been held; (3) the holder's method of tax accounting; (4) whether the Claim holder or Interest holder has taken a bad debt or worthless stock deduction respect to the Claim or Interest (or any portion of the Claim or Interest) in the current or prior years; and (5) in the case of a Claim holder,
(a) whether the Claim was acquired at a discount, (b) whether the Claim holder has previously included accrued but unpaid interest with respect to the Claim,
(c) whether the Claim is an installment obligation for United States federal income tax purposes and (d) whether the Claim constitutes a "security" for United States federal income tax purposes. Therefore, holders of Claims or Interests should consult their own tax advisors for information that


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



may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

         1.       Exchange

                  In connection with the Plan, each holder of an Allowed Claim will realize gain or loss in an amount equal to the difference, if any, between
(x) the fair market value on the Effective Date of any property received by such holder in exchange for its Claim (other than any property received in respect of accrued interest) and (y) the holder's adjusted tax basis in the Claim (other than any portion of the Claim attributable to accrued interest).

                  The extent to which a holder of an Allowed Claim will recognize, for United States federal income tax purposes, any gain or loss realized upon an exchange pursuant to the Plan will depend upon a number of factors. Under certain circumstances, certain nonrecognition provisions of the IRC may apply to such an exchange. Where such provisions do apply, a holder of an Allowed Claim may be limited in its ability to recognize a loss for United States federal income tax purposes, but may be required to recognize gain to the extent of the amount of consideration, if any, other than capital stock of the transferee, which such holder receives.

                  Except as set forth below under the caption "Ordinary Income", holders of Allowed Interests will generally recognize, for United States federal income tax purposes, gain or loss equal to the difference, if any, between the fair market value on the Effective Date of the holder's Contingent Equity Distribution and the holder's adjusted tax basis in its Interest.

         2.       Original Issue Discount

                  The Plan  provides that holders of Allowed  General  Unsecured
Claims against Comdisco (including holders of Allowed General Unsecured Convenience Claims who elect out of such class) will receive New PIK Notes as part of the consideration for their Claims. Because the New PIK Notes provide that the issuer may elect to issue additional notes in lieu of the payment of interest in cash due thereon, the New PIK Notes will be treated as issued with original issue discount ("OID") for United States federal income tax purposes. Consequently, holders of New PIK Notes will be required to include OID in ordinary income over the period during which they hold the New PIK Notes in advance of the receipt of cash attributable thereto. In general, in the event that the issuer determines not to exercise its option to issue additional notes in lieu of the payment of interest in cash, the amount of OID includible in income during a complete taxable year should be equal to the amount of scheduled interest payments made during such year. Thus, holders may receive substantial taxable income without receiving corresponding amounts of cash. If the Debtors determine to reorganize using a liquidating trust structure, it is possible that the New PIK Notes will be disregarded for United States federal income tax purposes. If the New PIK Notes are disregarded, the tax consequences of holding the New PIK Notes described herein would be inapplicable.



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



         3.       Ordinary Income

                  The market discount provisions of the IRC may apply to holders of certain Claims. Gain recognized by a Claim holder with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Claim holder's period of ownership, unless the Claim holder elected to include accrued market discount in taxable income currently. Additionally, to the extent that a holder of Allowed Interests receives consideration in exchange for those Interests, such consideration may be characterized as a fee taxable as ordinary income without reduction for such holder's adjusted tax basis in such Interests.

         4.       The Disputed Claims Reserve and the Litigation Trust

                  Under the IRC, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued, no Treasury Regulations have been promulgated to address the tax treatment of such funds in a bankruptcy context. Accordingly, the proper tax treatment of such funds is uncertain. Depending on the facts and the relevant law, such funds possibly could be treated as grantor trusts, separately taxable trusts, or otherwise. Under the IRC, special rules apply to liquidating trusts. Generally, such trusts are taxed like grantor trusts.

                  The Debtors presently intend to treat (1) the Litigation Trust as a liquidating trust and (2) the assets held in the Disputed Claim Reserve as held by a grantor trust. As a result, holders who receive a beneficial interest in such trusts may receive taxable income without receiving corresponding current cash distributions.

         5.      Legal Uncertainty

                  Many of the legal questions relating to the treatment of holders of Allowed Claims and holders of Allowed Interests do not have clear answers. Thus, even after the Debtors have selected a structure for the Plan, holders may encounter substantial difficulty and incur substantial costs complying with applicable tax law.

C.       Importance of Obtaining Professional Tax Assistance

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM OR INTEREST HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.



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                             XII.  CONFIRMATION

A.       Feasibility of the Plan

         In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. Because the Plan constitutes a separate Plan for each Debtor, the requirements of section 1129(a)(11) of the Bankruptcy Code must be satisfied separately for each Debtor.

         To support the feasibility of the Plan, the Debtors have prepared the Projections, which are Pro Forma Financial Projections for Fiscal Years 2000 through 2003 (the "Projections"), as set forth in Appendix D annexed to this Disclosure Statement. The Projections indicate that the Debtors should have sufficient cash flow to pay and service their respective debt obligations, and to fund their operations as contemplated by the business plan. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code with respect to each Debtor. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to a Reorganized Debtor's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside of the control of the Debtors. Some assumptions inevitably will not materialize and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may affect adversely the Reorganized Debtors' financial results. Therefore, the actual results may vary from the projected results and the variations may be material and adverse. See Article IX of this Disclosure Statement for a discussion of certain risk factors that may affect financial feasibility of the Plan with respect to the Debtors.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.       Acceptance of the Plan

         As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.


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



         Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class will have voted to accept the Plan only if two-thirds (2/3) in amount and a majority in number actually voting cast their Ballots in favor of acceptance. In addition, section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired interest holders entitled to vote as acceptance by at least two-thirds (2/3) in amount of the allowed interests of such class counting only those interest holders who actually vote to accept or reject the Plan. Claim or Interest holders who fail to vote are not counted as either accepting or rejecting a plan.

C.       Best Interests of Claim Holders

         Even if a plan is accepted by each class of Claim holders and Interest holders, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all Claim holders and Interest holders that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. The best interests test does not apply to holders of Claims that are Unimpaired.

         To calculate the probable distribution to members of each impaired class of Claim holders and Interest holders if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case was converted to a case under Chapter 7 of the Bankruptcy Code (the "Liquidation Value"). This Liquidation Value would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         If a Chapter 7 liquidation were pursued for the Debtors, the amount of Liquidation Value available to unsecured creditors would be reduced, first, by the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Chapter 11 case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests.

         Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders. The Debtors believe that the members of each Class of Impaired Claims will receive more under the Plan than they would receive if the Debtors were liquidated under Chapter 7.

D.       Liquidation Analysis

         1.       Comdisco Debtors

         The Debtors believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code with respect to the Comdisco Debtors. The liquidation analysis for the Comdisco Debtors is annexed as part of Appendix C-1 to this Disclosure Statement. As indicated in Appendix C-1, the estimated net liquidation value of the Comdisco Debtors is between $3.6 billion and $3.9 billion. Under such valuation, the holders of General Unsecured Claims would receive 61% and 68% on account of their claim.

         2.       Prism Debtors

         The Debtors also believe that the Plan meets the "best interests of creditors" test of section 1129(a)(7) of the Bankruptcy Code with respect to the Prism Debtors. The liquidation analysis for the Prism Debtors is annexed as part of Appendix C-2 to this Disclosure Statement. As indicated in Appendix C-2, the estimated net liquidation value of the Prism Debtors is approximately $12.3 million. Under such valuation, the holders of General Unsecured Claims would receive no recovery on account of such claim.

         3.       Liquidation Analysis Is Speculative

         The Debtors believe that any liquidation analysis with respect to both the Comdisco Debtors and the Prism Debtors is inherently speculative. The liquidation analyses for the Debtors necessarily contain estimates of the amount of Claims that will ultimately become Allowed Claims. These estimates are based solely upon the Debtors' incomplete review of Claims filed and the Debtors' books and records. No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analyses. In preparing the liquidation analyses, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analyses, the largest possible Chapter 7 liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analyses should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.       Valuation of the Reorganized Debtors

         1.       Reorganization Value

         In conjunction with the Plan, the Comdisco Debtors determined that it was necessary to estimate post- confirmation values for the enterprise of the Reorganized Comdisco Debtors and, thus, the New Common Stock. Accordingly, the Debtors directed their financial advisor, Rothschild, to prepare a reorganization valuation analysis for purposes of this Disclosure Statement. A copy of the reorganization valuation analysis is attached to this Disclosure Statement as Appendix E.

         In preparing its analyses, Rothschild (1) reviewed certain recent publicly available financial statements of the Debtors; (2) reviewed certain financial projections prepared by the Debtors for the operations of the Reorganized Comdisco Debtors, including those Projections set forth in Appendix E annexed to this Disclosure Statement; (3) reviewed the Debtors' assumptions underlying such projections; and (4) made such other examinations and performed such other analyses as Rothschild has deemed necessary or appropriate for the purpose of its valuation.

         As a result of such analyses, reviews, discussions, considerations and assumptions, Rothschild estimates that the enterprise value of the Reorganized Comdisco Debtors falls in a range between $1,989,200 and $1,782,500, and the aggregate value of the New Common Stock falls in a range between $642 million and $441 million. This estimated range of values represents a hypothetical value which reflects the estimated intrinsic value of the Reorganized Comdisco Debtors derived through the application of various valuation techniques. Such analysis does not purport to represent valuation levels which would be achieved in, or assigned by, the public markets for debt and equity securities or private markets for corporations. Rothschild's estimate necessarily is based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments may affect Rothschild's conclusions, Rothschild does not have any obligation and does not intend to update, revise or reaffirm its estimate.

         In preparing its analyses, Rothschild assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources and that was provided to Rothschild by the Debtors or their representatives, and has not assumed any responsibility for independent verification of any such information. With respect to the financial projections supplied to Rothschild, Rothschild assumed the accuracy thereof and assumed that such projections have been prepared reasonably in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future financial performance of the Comdisco Debtors during the wind-down of their operations. Such projections assume the Debtors will wind down their businesses reflected in the Business Plan and that their performance will be as set forth in the Business Plan. To the extent that the Debtors wind-down performs at levels inconsistent with the levels set forth in the Business Plan, such adjustments may have a material impact on the projections and valuations as presented herein. Rothschild did not make or obtain any independent evaluation of the Reorganized Debtors' assets, nor did Rothschild verify any of the information it reviewed.

         2.       Valuation Methodology

         Rothschild performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Comdisco Debtors. While several generally accepted valuation techniques for estimating the Reorganized Comdisco Debtors' enterprise value were used, Rothschild primarily relied on discounted cash flow analysis.

         The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by considering the underlying cash flows and rates of return requirements for comparable investments that are similar to the Reorganized Debtors or their non-filed Debtor subsidiaries. The present value of these cashflows, plus the face value of the secured debt retired over the projection period, represents the estimated value of these assets after satisfying all operating and administrative expenses.

         This approach relies on the Company's ability to project future cash flows with some degree of accuracy. Since the Debtors' Projections reflect significant assumptions made by the Debtors' management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Rothschild cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtors' Projections.

F. Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Valuation

         It is impossible to determine with any specificity the value each Creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries is due to, among other things, the inherent uncertainty with respect to the lack of any public market for the New Common Stock. Such a valuation is made even more difficult because the analysis regarding the amount of General Unsecured Claims that ultimately will be Allowed is preliminary and subject to change.

         Notwithstanding the difficulty in quantifying recoveries to holders of Allowed Claims with precision, the Debtors believe that the financial disclosures contained herein and the Projections imply a greater recovery to holders of Claims in each Impaired Class under the Plan than the recovery available in a Chapter 7 liquidation.

         Set forth below are tables and discussions that compare, for each Impaired Class for which the Plan provides a distribution, the estimated recoveries under the Plan with estimated recoveries in a Chapter 7 liquidation (utilizing the mid-point of the ranges set forth in the Liquidation Analysis). Estimated Liquidation Analysis Recoveries set forth below are calculated at the mid-point of the ranges set forth in the Liquidation Analysis:

         1.       Comdisco Debtors


                             Estimated Recovery            Estimated Liquidation
     Impaired Class              Under the Plan                Analysis Recovery
     --------------              --------------                -----------------
           C-3                         87%                           61-68%
           C-4                         87%                           61-68%
           C-5                         n/a                             0

         2.       Prism Debtors


                                 Estimated Recovery        Estimated Liquidation
      Impaired Class               Under the Plan              Analysis Recovery
      --------------               --------------              -----------------
           P-3                          13%                              0
                                 (assumes class P-3
                               votes in favor of the
                                       Plan)
           P-4                           0                               0


G. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

         In the event that a Class of Claims does not accept the Plan or is deemed to have rejected the Plan, the Debtors intend to seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtors if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides: (1)(a) that the Claim holders included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides: (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides: (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

         At the Confirmation Hearing, the Debtors shall request confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to each class of Claims or Interests that does not or is deemed not to have accepted the Plan. See Article VIII for a summary of those Claims deemed not to have accepted the Plan.

H.       Conditions to Confirmation and/or Consummation

         1.       Conditions to Confirmation

         The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.3 of the Plan:

                  a. The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

                  b. The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

         2.       Conditions to the Effective Date

         The following are conditions precedent to the occurrence of the Effective Date:

                  a. The Debtors or the Reorganized Debtors shall have Cash on hand sufficient to fund the Cash Reserve and make any other payments required to be paid under the Plan by the Debtors or the Reorganized Debtors on or as soon as practicable after the Effective Date.

                  b. The Confirmation Order shall be in form and substance acceptable to the Debtors and shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                  c. All transactions set forth in Section 7.1 of the Plan shall have been entered into and all conditions precedent to the consummation thereof shall have been satisfied.

                  d. Any order necessary to satisfy any condition to the effectiveness of the Plan shall have become a Final Order and all documents provided for under the Plan shall have been executed and delivered by the parties thereto.

                  e. Reorganized Comdisco shall have executed the New Senior Notes and the New PIK Notes.

I.       Waiver of Conditions to Confirmation and/or Consummation

         The conditions set forth in the Plan may be waived, in whole or in part, by the Debtors in their sole discretion without notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

J.       Retention of Jurisdiction

         Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

         1. to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claim holders;

         2. to adjudicate any and all Causes of Action adversary proceedings, applications and contested matters that have been or hereafter are commenced or maintained in or in connection with the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

         3. to ensure that distributions to Allowed Claim holders are accomplished as provided herein;

         4. to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

         5. to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified and/or vacated;

         6. to issue orders in aid of execution, implementation or consummation of the Plan;

         7. to consider any modifications of the Plan with respect to any Debtor, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         8. to hear and determine all matters involving claims or Causes of Action involving any of the Debtors or their property;

         9. to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

         10. to hear and determine all motions or objections regarding compensation and reimbursement of expenses made by any professionals, including, without limitation, the ability of the Bankruptcy Court to enter an order to show cause and commence a hearing to examine any issue concerning the fees and expenses of any professionals;

         11. to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

         12. to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

         13. to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

         14. to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

         15.      to hear any other matter not inconsistent with the Bankruptcy
                  Code;

         16. to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

         17. to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Litigation Trust

         18.      to enter a final decree closing the Chapter 11 Cases; and

         19.      to enforce all orders previously entered by the Bankruptcy
                  Court.

Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning (i) Claims or (ii) Causes of Action and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Claim or Cause of Action (as applicable) in another court of competent jurisdiction, the Reorganized Debtors will have authority to bring such action in any other court of competent jurisdiction.

                     XIII. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

         The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders.

         If the Plan is not confirmed, however, the theoretical alternatives include (a) continuation of the pending Chapter 11 Cases, (b) an alternative plan or plans of reorganization, or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.       Continuation of the Chapter 11 Cases

         If the Debtors remain in Chapter 11, the Debtors could continue to operate their businesses and manage their properties as Debtors in Possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could retain employees and implement the run off strategy in protracted Chapter 11 cases. Ultimately, the Debtors (or other parties in interest) could propose another plan or liquidate under Chapter 7.

B.       Alternative Plans of Reorganization

         If the Plan is not confirmed, the Debtors, or, if the Bankruptcy Court did not grant further extensions of the Debtors' exclusive period in which to solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' businesses, an orderly liquidation of their assets, or a combination of both. The Debtors believe that the Plan provides the best return for all stakeholders.

C.       Liquidation under Chapter 7 or Chapter 11

         If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims and Interests.

         The Debtors believe that in liquidation under Chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors also may be liquidated pursuant to the provisions of a Chapter 11 plan. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the Claim holders of the Debtors under a Chapter 11 liquidation plan likely would be delayed substantially.

         The liquidation analysis for the Comdisco Debtors and the Prism Debtors, prepared with the assistance of the Debtors' financial advisors, is premised upon a liquidation in a Chapter 7 case and is annexed as Appendix C-1 and C-2, respectively, to this Disclosure Statement. In the liquidation analyses, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation of the Debtors are not likely to afford holders of Claims as great a realization potential as does the Plan.



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



                           XIV. VOTING REQUIREMENTS

         On May [o], 2002, the Bankruptcy Court entered an Order approving, among other things, this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan (the "Procedures Order"). A copy of the Notice of Confirmation Hearing is enclosed with this Disclosure Statement. The Notice of the Confirmation Hearing sets forth in detail, among other things, the voting deadlines and objection deadlines. The Notice of Confirmation Hearing and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you are the holder of a Claim entitled to vote on the Plan other than a Claim arising out of the Prepetition Notes or Old Equity, and you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact Logan & Company, Inc. at the following address:

                                    LOGAN & COMPANY, INC.
                                    ATTN: COMDISCO, INC.
                                    546 VALLEY ROAD
                                    UPPER MONTCLAIR, NEW JERSEY 07043

         If you are the holder of a Claim arising out of the Prepetition Notes or Old Equity, and you have any questions about (a) the procedure for voting your Claim or Interest, (b) the packet of materials that you have received or
(c) the amount of your Claim or Interest, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact the Innisfree M&A Incorporated at the following address:

                                    INNISFREE M&A INCORPORATED
                                    ATTN: COMDISCO, INC.
                                    501 MADISON AVENUE
                                    NEW YORK, NEW YORK 10022

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

         In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more


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



such Classes, (b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all Claim holders, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of Impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against the Debtors. These statutory conditions to confirmation are discussed above.

         UNLESS THE BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE APPLICABLE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE PROCEDURES ORDER PROVIDES FOR THE REJECTION OF SUCH BALLOT AS INVALID AND, THEREFORE, SUCH BALLOT SHALL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.

A.       Parties in Interest Entitled to Vote

         Under section 1124 of the Bankruptcy Code, a class of claims is deemed to be "impaired" under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         The holder of a Claim against the Debtors that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim, and (2)(a) the Claim has been scheduled by the Debtors (and such claim is not scheduled as disputed, contingent or unliquidated), or (b) it has filed a proof of claim on or before the bar date applicable to such holder, pursuant to sections 502(a) and 1126(a) of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure 3003 and 3018. Any Claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote, unless the Bankruptcy Court, pursuant to Federal Rule of Bankruptcy Procedure 3018(a), upon application of the holder of the Claim with respect to which there has been an objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

         A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

B.       Classes Impaired Under the Plan

         1.       Voting Impaired Classes of Claims

         The following  Classes are Impaired under, and entitled to vote on, the
Plan:

                           Class C-3        Class P-3
                           Class C-4
                           Class C-5

         2.       Non-Voting Impaired Classes of Claims

         The Class listed below is not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Interest holders in such Class are deemed to reject the Plan, and the votes of such Interest holders will not be solicited.

                           Class P-4


         3.       Unimpaired Classes of Claims and Interests

         The Classes of Claims listed below are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan. Their votes to accept or reject the Plan will not be solicited. Acceptances of the Plan are being solicited only from those who hold Claims in an Impaired Class whose members will receive a distribution under the Plan.

                  Class C-1 (Secured  Claims against  Comdisco)
                  Class C-2 (Other Priority Claims against Comdisco) Class P-1 (Secured Claims against Prism)
                  Class P-2 (Other Priority Claims against Prism)

                           XV.  CONCLUSION

         This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit Claim holders and Interest holders to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

A.       Hearing on and Objections to Confirmation

         1.       Confirmation Hearing

         The hearing on confirmation of the Plan has been scheduled for July 30, 2002 at 10:30 a.m. (Central Time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

         2.       Date Set for Filing Objections to Confirmation

         The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for July 11, 2002 at 4:00 p.m. (Central
Time). A copy of the Confirmation Hearing Notice has been provided with this Disclosure Statement.

B.       Recommendation

         The Plan provides for an equitable and early distribution to the Debtors' Creditors. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation and costs. Moreover, the Debtors believe that creditors will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation.

         ACCORDINGLY, THE DEBTORS BELIEVE THAT THE CONFIRMATION AND CONSUMMATION OF THE PLAN IS PREFERABLE TO ALL OTHER ALTERNATIVES. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated:   Chicago, Illinois
         April 26, 2002
                                        Respectfully submitted,

                                        COMDISCO, INC. AND ITS AFFILIATES AND
                                        SUBSIDIARIES THAT ARE DEBTORS AND
                                        DEBTORS IN POSSESSION IN THE CHAPTER 11
                                        CASES




                                        By:      /s/ Norman P. Blake
                                        ---------------------------------
                                            Norman P. Blake
                                            Chairman and Chief Executive Officer
                                            of Comdisco, Inc.

Counsel:

By:       /s/ John Wm. Butler, Jr.
         --------------------------------
         John Wm. Butler, Jr.
         George N. Panagakis
         Felicia Gerber Perlman
         SKADDEN, ARPS, SLATE,
              MEAGHER & FLOM (ILLINOIS)
         333 West Wacker Drive
         Chicago, Illinois  60606-1285
         (312) 407-0700

         ATTORNEYS FOR DEBTORS

                                   APPENDIX A

                             PLAN OF REORGANIZATION

                                   APPENDIX B

                           RESTRUCTURING TRANSACTIONS

                                  APPENDIX B-1

                   EXISTING ORGANIZATION STRUCTURE OF DEBTORS

                               [GRAPHIC OMITTED]

                                 [GRAPHIC OMITTED]

                                  APPENDIX B-2

                             ORGANIZATION STRUCTURE OF REORGANIZED DEBTORS

                                               APPENDIX C

                                          LIQUIDATION ANALYSIS

                                              APPENDIX C-1

                                LIQUIDATION ANALYSIS OF COMDISCO DEBTORS

                                              APPENDIX C-2

                                 LIQUIDATION ANALYSIS OF PRISM DEBTORS

                                               APPENDIX D

                                    PRO FORMA FINANCIAL PROJECTIONS

                                               APPENDIX E

                                    VALUATION OF REORGANIZED DEBTOR

                                               APPENDIX F

                                   ANALYSIS OF ASSETS AND LIABILITIES


                                                  F-1